UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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FIRST MERCHANTS CORPORATION
(Name of Registrant as Specified In Its Charter)

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FIRST MERCHANTS CORPORATION
200 EAST JACKSON STREET
MUNCIE, INDIANA 47305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 1, 2017

The annual meeting of the shareholders of First Merchants Corporation (“FMC” or the “Company”) will be held in the Community Room at the Company’s Main Office, 200 East Jackson Street, Muncie, Indiana 47305, on Monday, May 1, 2017, at 3:30 p.m., Eastern Daylight Time, for the following purposes:

(1)	To elect three directors, to hold office for terms of three years and until their successors are duly elected and qualified.

(2)	To vote on an advisory, nonbinding resolution to approve the compensation of the Company’s named executive officers.

(3)
To vote on a proposal to amend the Articles of Incorporation of First Merchants Corporation to increase the number of shares of common stock which it is authorized to issue from 50,000,000 shares to 100,000,000 shares.

(4)
To vote on a proposal to amend the Articles of Incorporation of First Merchants Corporation to eliminate the Fixed Rate Cumulative Preferred Stock, Series A, and the Senior Non-Cumulative Perpetual Preferred Stock, Series B, neither of which Series has any outstanding shares.

(5)	To ratify the appointment of the firm of BKD, LLP as the independent auditor for 2017.

(6)	To transact such other business as may properly come before the meeting.

Only those shareholders of record at the close of business on February 22, 2017 shall be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Brian T. Hunt
Secretary
Muncie, Indiana
March 21, 2017

YOUR VOTE IS IMPORTANT!

YOU ARE URGED TO SUBMIT YOUR PROXY VIA THE INTERNET OR TELEPHONE,
OR TO SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE‑PAID
ENVELOPE, AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT
THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS.

FIRST MERCHANTS CORPORATION
PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 1, 2017
TABLE OF CONTENTS

I.VOTING YOUR SHARES	1
VOTING BY PROXY	2
II. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT	2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	2
SECURITY OWNERSHIP OF MANAGEMENT	4
III. THE BOARD OF DIRECTORS	5
VOTING ITEM 1: ELECTION OF DIRECTORS	5
DIRECTORS WHOSE TERMS ARE NOT EXPIRING	7
IV. CORPORATE GOVERNANCE	11
CORPORATE GOVERNANCE GUIDELINES	11
THE CODE OF CONDUCT	11
DIRECTOR INDEPENDENCE	11
BOARD MEETINGS	11
DIRECTORS’ ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS	11
THE BOARD LEADERSHIP STRUCTURE	12
THE BOARD’S ROLE IN RISK OVERSIGHT	12
SHAREHOLDER COMMUNICATIONS WITH BOARD	12
V. BOARD COMMITTEES	12
THE STANDING COMMITTEES	12
THE AUDIT COMMITTEE	13
THE AUDIT COMMITTEE REPORT CONCERNING AUDITED FINANCIAL STATEMENTS FOR 2016 FISCAL YEAR	14
THE NOMINATING AND GOVERNANCE COMMITTEE	14
THE COMMITTEE’S POLICY AND PROCESS FOR CONSIDERING DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS	15
THE COMMITTEE’S CRITERIA AND PROCESS FOR IDENTIFYING AND EVALUATING NOMINEES FOR DIRECTOR	15
THE COMMITTEE’S CONSIDERATION OF DIVERSITY IN IDENTIFYING NOMINEES	16

i

THE RISK AND CREDIT POLICY COMMITTEE	16
THE COMPENSATION AND HUMAN RESOURCES COMMITTEE	17
COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	19
THE COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT	19
VI. COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	19
THE NAMED EXECUTIVE OFFICERS	19
COMPENSATION DISCUSSION AND ANALYSIS	19
THE OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM AND THE PROCESS FOR IMPLEMENTING THESE OBJECTIVES	19
THE MATERIAL ELEMENTS OF NEO COMPENSATION AND HOW EACH OF THESE ELEMENTS PROMOTES THE COMPANY’S STRATEGIC OBJECTIVES	20
THE RELATIONSHIP BETWEEN NEO COMPENSATION AND THE COMPANY’S PERFORMANCE	21
PEER GROUP	22
COMPENSATION CONSULTANT	22
INFORMATION CONCERNING EACH MATERIAL ELEMENT OF NEO COMPENSATION	23
BASE SALARY	23
SENIOR MANAGEMENT INCENTIVE COMPENSATION PROGRAM (“SMICP”)	23
LONG-TERM EQUITY INCENTIVE PLAN (“LTEIP”)	24
EMPLOYEE STOCK PURCHASE PLAN (“ESPP”)	26
RETIREMENT PENSION PLAN (“PENSION PLAN”)	26
RETIREMENT AND INCOME SAVINGS PLAN (“§401(K) PLAN”)	26
DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (“SERP”)	27
2011 EXECUTIVE DEFERRED COMPENSATION PLAN (“EDCP”)	27
CHANGE OF CONTROL AND OTHER EMPLOYMENT OR SEVERANCE AGREEMENTS	28
MITIGATION OF RISKS	28
SHAREHOLDER ADVISORY VOTE ON NEO COMPENSATION AT 2016 ANNUAL MEETING	29
COMPENSATION TABLES	30
SUMMARY COMPENSATION TABLE	30
GRANTS OF PLAN-BASED AWARDS TABLE	32
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE	32
OPTION EXERCISES AND STOCK VESTED TABLE	34
PENSION BENEFITS TABLE	34

ii

NONQUALIFIED DEFERRED COMPENSATION TABLE	35
CHANGE OF CONTROL AGREEMENTS TABLE	37
VOTING ITEM 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS	38
VII. COMPENSATION OF DIRECTORS	39
VIII. TRANSACTIONS WITH RELATED PERSONS	41
IX. SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	41
X. VOTING ITEMS RELATED TO AMENDING THE COMPANY'S ARTICLES OF INCORPORATION	42
VOTING ITEM 3: PROPOSED AMENDMENT TO INCREASE AUTHORIZED SHARES OF COMMON STOCK	42
VOTING ITEM 4: PROPOSED AMENDMENT TO ELIMINATE THE FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A, AND THE SENIOR NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B	44
XI. INDEPENDENT AUDITOR	44
FEES FOR PROFESSIONAL SERVICES RENDERED BY BKD, LLP	44
THE AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES	45
VOTING ITEM 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR FOR 2017	45
XII. SHAREHOLDER PROPOSALS	45
XIII. OTHER MATTERS	46

iii

March 21, 2017

FIRST MERCHANTS CORPORATION
PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 1, 2017

To the shareholders of First Merchants Corporation (“FMC” or the “Company”):

We are providing you the notice of annual meeting of shareholders and this proxy statement in connection with FMC’s annual meeting of shareholders to be held in the Community Room at the Company’s Main Office, 200 East Jackson Street, Muncie, Indiana 47305, on Monday, May 1, 2017, at 3:30 p.m., Eastern Daylight Time (the “Annual Meeting”). The Board of Directors (the “Board”) of the Company is soliciting your proxy to be voted at the Annual Meeting.

The U.S. Securities and Exchange Commission (“SEC”) “notice and access” rule allows us to furnish these proxy materials over the Internet, enabling us to reduce the cost of delivering the materials and lessening the environmental impact of our Annual Meeting. Under this rule, we are mailing a notice regarding the availability of proxy materials to most of our shareholders if you haven’t previously informed us that you prefer a paper copy of the proxy materials. This notice contains instructions on how to access the proxy materials over the Internet. It also contains instructions on how shareholders may receive a paper or electronic copy of the proxy materials, including a proxy statement, annual report and a proxy card. If you received a paper or electronic copy of the proxy materials, you also received a proxy card that can be used to vote your shares.

The distribution of these proxy materials is expected to commence on or about March 21, 2017.

I. VOTING YOUR SHARES

Each share of FMC common stock issued and outstanding as of the close of business on the record date for the Annual Meeting, February 22, 2017 (the “Record Date”), is entitled to be voted on all items being voted upon at the Annual Meeting. As of the close of business on the Record Date, there were 41,248,140 shares outstanding and entitled to vote.

Each share of FMC common stock is entitled to one vote. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shareholders do not have a right to cumulate their votes for directors. The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of all items submitted to the shareholders for consideration other than: (i) the election of directors, as described above; and (ii) the amendments of the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock and to eliminate Series A and B of the Company's Preferred Stock, as described in Section X of this Proxy Statement, which require the affirmative vote of seventy-five percent (75%) of the Company's outstanding common shares for approval.

Abstentions will be counted for the purpose of determining whether a quorum is present but for no other purpose. Broker nonvotes will not be counted. The Secretary will count the votes and announce the preliminary results of the voting at the Annual Meeting. The Company will publish final results on Form 8-K within four business days following the end of the meeting in accordance with an SEC rule.

You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the meeting.

VOTING BY PROXY

Whether you hold shares directly as the shareholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:

•
By Internet - Shareholders who received a notice regarding the availability of proxy materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who received a paper or electronic copy of a proxy card may submit proxies over the Internet by following the instructions on the proxy card.

•
By Telephone -Shareholders who live in the United States or Canada may submit proxies by telephone by calling toll-free 1-800-690-6903 on a touch-tone telephone and following the instructions. Shareholders who received a notice regarding the availability of proxy materials should have the notice in hand when calling, and shareholders who received a paper or electronic copy of a proxy card should have the proxy card in hand when calling.

•
By Mail - Shareholders who received a paper or electronic copy of a proxy card may submit proxies by mail by completing, signing and dating the proxy card and mailing it in the postage-paid envelope we have provided or by returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

After submitting a proxy, you have the right to revoke it at any time before it is exercised by giving written notice of revocation to the Secretary received prior to the Annual Meeting, by submitting a new proxy via the Internet, telephone or mail, or by voting in person at the meeting. Your shares will be voted in accordance with your specific instructions given when submitting your proxy. In the absence of specific instructions to the contrary, proxies will be voted FOR election to the Board of all nominees listed in Item 1 of the proxy, FOR approval of the compensation of the Company’s named executive officers, FOR an amendment to the Company's Articles of Incorporation to increase the number of shares of common stock which it is authorized to issue from 50,000,000 shares to 100,000,000 shares, FOR an amendment to the Company's Articles of Incorporation to eliminate the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and the Senior Non-Cumulative Perpetual Preferred Stock, Series B, neither of which Series has any outstanding shares and FOR ratification of the appointment of the firm of BKD, LLP as the Company’s independent auditor for 2017.

If any director-nominee named in this proxy statement becomes unable or declines to serve (an event that we do not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board, if the Board determines to fill such nominee’s position.

II. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the best of our knowledge, the following table shows the only beneficial owners of more than 5% of the outstanding
FMC common stock as of the Record Date.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class

Dimensional Fund Advisors LP	3,054,487(1)	.....................................	7.41%
Building One
6300 Bee Cave Road
Austin, TX 78746

BlackRock, Inc.	2,704,728(2)	.....................................	6.56%
55 East 52nd Street
New York, NY 10055

Vaughan Nelson Investment Management, L.P.	2,396,799(3)	.....................................	5.81%
600 Travis Street, Suite 6300
Houston, Texas 77002

(1)
Based on a Schedule 13G filing with the SEC, Dimensional Fund Advisors LP is an investment adviser in accordance with Rule 13(d)-1(b)(1)(ii)(E) under the Securities Exchange Act of 1934. It furnishes investment advice to four investment companies registered under the Investment Advisors Act of 1940 and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of FMC common stock held by the Funds, and may be deemed to be the beneficial owner of these shares under rules of the SEC. However, all of these shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares for any other purpose.

(2)
Based on a Schedule 13G filing with the SEC, BlackRock, Inc. is a parent holding company in accordance with Rule 13(d)-1(b)(1)(ii)(G) under the Securities Exchange Act of 1934. It is the parent holding company of eleven subsidiaries, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Investment Management (UK) Ltd., BlackRock (Netherlands) B.V., BlackRock Financial Management, Inc. and BlackRock International Limited, that are the beneficial owners and possess voting and investment power over these shares of FMC common stock.

(3)
Based on a Schedule 13G filing with the SEC, Vaughan Nelson Investment Management, L.P. ("Vaughan Nelson") is an investment adviser in accordance with Rule 13(d)-1(b)(1)(ii)(E) and a parent holding company or control person in accordance with Rule 13(d)-1(b)(1)(ii)(G) under the Securities Exchange Act of 1934. By reason of investment advisory relationships with the person who owns the shares, Vaughan Nelson may be deemed to be the beneficial owner of the reported shares of FMC's common stock. Vaughan Nelson Investment Management, Inc., as General Partner of Vaughan Nelson, may be deemed to be the indirect beneficial owner of the reported shares of FMC's common stock. Both Vaughan Nelson and Vaughan Nelson Investment Management, Inc. disclaim beneficial ownership of the reported shares of FMC's common stock.

SECURITY OWNERSHIP OF MANAGEMENT

The following table individually lists the amount and percent of the outstanding FMC common stock beneficially owned on the Record Date by the directors, the director-nominees, each of the named executive officers (“NEOs”) listed in the Summary Compensation Table on page 30, and all of the directors, director-nominees and executive officers as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power. The information provided in the table is based on FMC’s records and information filed with the SEC and provided to the Company.

The number of shares beneficially owned by each person is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership includes shares of which a person has the right to acquire beneficial ownership on or before April 22, 2017 (60 days after the Record Date) by exercising vested stock options (“Vested Options”) awarded to participants under FMC’s Long-term Equity Incentive Plan (“LTEIP”). It also includes shares of restricted stock (“Restricted Shares”) awarded to participants under the LTEIP or under FMC’s Equity Compensation Plan for Nonemployee Directors that are still subject to restrictions.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Michael R. Becher	13,825(1)	*
Michael J. Fisher	0 (2)	*
F. Howard Halderman	7,862(3)	*
William L. Hoy	34,609(4)	*
Gary J. Lehman	41,633(5)	*
Michael C. Rechin	124,301(6)	*
Charles E. Schalliol	59,336(7)	*
Patrick A. Sherman	42,426(8)	*
Terry L. Walker	56,122(9)	*
Jean L. Wojtowicz	34,008(10)	*
Stephan H. Fluhler	11,768(11)	*
Mark K. Hardwick	72,384(12)	*
John J. Martin	25,014(13)	*
Michael J. Stewart	57,186(14)	*
Directors and Executive
Officers as a Group (17 persons)	580,474(15)	1.41%

*    Percentage beneficially owned is less than 1% of the outstanding shares.

(1)	Includes 5,472 Restricted Shares and 4,500 shares that Mr. Becher has the right to acquire by exercising Vested Options.

(2) Mr. Fisher was elected to the Board on February 9, 2017.

(3)	Includes 5,713 Restricted Shares.

(4)	Includes 5,472 Restricted Shares, and 10,157 shares that Mr. Hoy has the right to acquire by exercising Vested Options.

(5)	Includes 5,472 Restricted Shares and 6,000 shares that Mr. Lehman has the right to acquire by exercising Vested Options.

(6)	Includes 29,118 Restricted Shares, 4,000 shares held jointly by Mr. Rechin with his spouse, Debra Rechin, and 20,000 shares that he has the right to acquire by exercising Vested Options.

(7)	Includes 8,325 Restricted Shares and 11,314 shares that Mr. Schalliol has the right to acquire by exercising Vested Options.

(8)	Includes 6,184 Restricted Shares and 9,000 shares that Mr. Sherman has the right to acquire by exercising Vested Options.

(9)	Includes 6,184 Restricted Shares, 38,624 shares held jointly by Mr. Walker with his spouse, Cheryl L. Walker, and 11,314 shares that he has the right to acquire by exercising Vested Options.

(10)	Includes 6,184 Restricted Shares and 11,314 shares that Ms. Wojtowicz has the right to acquire by exercising Vested Options.

(11)	Includes 2,254 Restricted Shares and 500 shares that Mr. Fluhler has the right to acquire by exercising Vested Options.

(12)	Includes 21,863 Restricted Shares and 446 shares held by Mr. Hardwick’s spouse, Catherine Hardwick.

(13)	Includes 13,883 Restricted Shares.

(14)	Includes 21,356 Restricted Shares and 6,000 shares that Mr. Stewart has the right to acquire by exercising Vested Options.

(15)	Includes 137,431 Restricted Shares and 90,099 shares that the directors and executive officers as a group have the right to acquire by exercising Vested Options.

III. THE BOARD OF DIRECTORS

FMC’s Bylaws authorize the Board to fix the number of directors from time to time by resolution within a range of nine and twenty-one directors. As of the 2017 Annual Meeting, the Board has fixed this number at ten. Under the Bylaws, the Board is divided into three classes, with each class of directors serving staggered three-year terms or until their successors are elected and qualified. The current directors in each class are eligible for re-election to a new term by the shareholders at the Annual Meeting held in the year in which the term for their class expires, except that vacancies occurring between Annual Meetings caused by a director’s resignation, death or other incapacity, or by an increase in the number of directors, may be filled by a majority vote of the remaining members of the Board until the next Annual Meeting. The Bylaws also provide that a director shall not continue to serve after the Annual Meeting following the end of the calendar year in which he or she attains age 73. All of FMC’s directors also serve as directors of its wholly owned subsidiary, First Merchants Bank (“FMB”).

As a result of the retirement of Roderick English from the Board on October 1, 2016, the Board appointed Michael J. Fisher to the Board on February 9, 2017, to fill the vacancy created by Mr. English's retirement. Mr. Fisher has been nominated for election by the shareholders of the Company at the 2017 Annual Meeting to serve a new three-year term.

VOTING ITEM 1: ELECTION OF DIRECTORS

Three directors will be elected at the Annual Meeting. All of the current Class II directors, Gary J. Lehman, Jean L. Wojtowicz and Michael J. Fisher, whose terms will expire as of the 2017 Annual Meeting, have been nominated to serve new three-year terms expiring as of the 2020 Annual Meeting.

There are no family relationships among the Company’s executive officers and directors.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES:

Class II (Terms expire 2020):
Gary J. Lehman age 64 Director since 2011
Mr. Lehman is a Managing Director of The Cannelton Group (“Cannelton”), a provider of operations and financial assistance to private equity and closely held manufacturing firms. He co-founded Cannelton in 2002. From 2012 to 2014, he was the President of Oerlikon USA Holdings, Inc. which is part of the Oerlikon Group (“Oerlikon”), a leading global technology company based in Switzerland that focuses on providing market-leading technologies and services for surface solutions, manmade fibers manufacturing, drive systems and vacuum pumps and components in growth markets. From 2010 to 2012, Mr. Lehman was the CEO of Oerlikon’s Drive Systems segment. This segment includes Fairfield Manufacturing Company Inc. (“Fairfield”), Lafayette, Indiana, the largest independent gear manufacturer in the United States, which Oerlikon acquired in 2007. When Oerlikon acquired Fairfield, Mr. Lehman was Fairfield’s President and CEO, and he continued in this position until 2012 and as Fairfield’s Chair until 2014. Prior to co-founding Cannelton in 2002, Mr. Lehman was President and CEO of Philips Lighting Electronics NA and Advance Transformer, a wholly owned subsidiary of Philips Electronics NV; and Senior Vice President of Worldwide Operations and General Manager of the Body Systems Division of ITT Automotive. Mr. Lehman is currently a member of the Boards of SCP Limited, Inc. and Ash Access Technology, and Chairman of the Board of Greater Lafayette Commerce. Mr. Lehman is a member of the Purdue University Board of Trustees and has served on the Indiana Commission for Higher Education. Mr. Lehman serves on the Board’s Compensation and Human Resources Committee.

Mr. Lehman’s specific experience and qualifications to serve as a director
He has extensive and varied business and executive leadership skills and experience gained as the CEO of companies that compete in global, high technology markets. FMC also benefits from his insights gained from integrating business units of a major international company, including issues involving operations and risk management. He resides in Lafayette, Indiana, one of FMC’s principal markets.

Jean L. Wojtowicz age 59 Director since 2004
Ms. Wojtowicz is the President and CEO of Cambridge Capital Management Corp. (“Cambridge”), an Indianapolis-based manager of nontraditional sources of capital for businesses. Since Ms. Wojtowicz founded the company in 1983, Cambridge has provided more than $580 million to more than 1,400 businesses in the manufacturing, service and retail sectors. Cambridge manages the Indiana Statewide Certified Development Corporation, which provides fixed-asset financing to small businesses; the Indiana Community Business Credit Corporation, a consortium of financial institutions that pool money to provide loans to businesses in a growth stage; and Lynx Capital Corporation, which provides debt financing to minority-owned companies. Cambridge is also the general partner of Cambridge Ventures L.P., a licensed small business investment company. Ms. Wojtowicz is one of the seven members of the Indiana Department of Financial Institutions, the agency responsible for supervising financial institutions incorporated in Indiana. Ms. Wojtowicz authors frequent articles and columns for the Indianapolis Business Journal, Hoosier Banker, and other business and financial publications. Ms. Wojtowicz chairs the Board’s Risk and Credit Policy Committee and also serves on the Board’s Audit Committee.

Ms. Wojtowicz’s specific experience and qualifications to serve as a director
She is a recognized leader with broad knowledge of the banking and financial services industry. She has business and financial acumen and has acquired valuable expertise in the areas of risk management and compliance. The Indiana Chamber of Commerce named Ms. Wojtowicz the “2011 Business Leader of the Year” because of her significant contributions to the state’s economy and workforce by connecting small businesses with funding options and vital entrepreneurial advice. As a female, Ms. Wojtowicz adds to the Board’s diversity, which the Company believes significantly benefits the Board, the Company, and the shareholders. The Board has determined that she is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K. She resides in the Indianapolis metropolitan area, one of FMC’s high-growth markets.

Other public company directorships
Ms. Wojtowicz serves as a director of two other public companies: Vectren Corporation, a New York Stock Exchange energy holding company serving Indiana and Ohio, where she serves as the lead independent director and is a member of the Audit Committee; and First Internet Bancorp, a NASDAQ company, where she chairs the Audit Committee and serves as a director of its banking subsidiary, First Internet Bank of Indiana. She also serves as a director of American United Mutual Insurance Holding Company, where she is a member of the Executive and Compensation Committees.

Michael J. Fisher age 47 Director since 2017
Mr. Fisher is the President and Chief Operating Officer of the Ball Brothers Foundation in Muncie, Indiana (the "Foundation"). Prior to joining the Foundation in 2003, Mr. Fisher worked in administration for Old National Bancorp. Mr. Fisher currently serves on the boards of several regional and statewide organizations, including the Indiana Commission for Higher Education, the Edmund F. and Virginia B. Ball Foundation, Delaware Advancement Corporation, Methodist Health Foundation, the I.U. Health Ball Memorial Hospital and Indiana Trust Company.

Mr. Fisher's specific experience and qualifications to serve as a director
Mr. Fisher brings considerable management skills and leadership experience to the Board. His involvement with many Muncie-area organizations makes him a recognized Muncie civic leader. He also has prior community banking experience. Mr. Fisher resides in Muncie, Indiana, the location of the Company’s principal office and one of its largest markets.

DIRECTORS WHOSE TERMS ARE NOT EXPIRING

The terms of the following directors are not expiring as of the 2017 Annual Meeting. They will continue to serve as directors for the remainder of their terms or until otherwise provided in the Company’s Bylaws.

Class III (Terms expire 2018):
Michael R. Becher age 63 Director since 2012
Mr. Becher was the Managing Partner of the Indianapolis office of Deloitte & Touche LLP (“Deloitte”) for more than 20 years, until his retirement in June 2012. Deloitte is the largest professional services organization in the United States. While he was the Managing Partner, Deloitte experienced significant growth in the Indianapolis market. Mr. Becher also held other global, national and regional leadership positions during his more than 30-year career with Deloitte. As an audit partner, Mr. Becher served public and private companies in industries such as financial services, retail and manufacturing, and tax-exempt organizations. Since 2013, Mr. Becher has been a strategic advisor to Krieg DeVault LLP, an Indianapolis-based, business-focused law firm, in business development. He chairs the Board of Trustees of Marian University, is a trustee and treasurer of the Indianapolis Symphony and is a member of the Finance Committee of St. Vincent Health. Mr. Becher serves on the Board’s Audit and Nominating and Governance Committees.

Mr. Becher’s specific experience and qualifications to serve as a director
He has considerable tax, accounting and financial expertise acquired through his professional training as a certified public accountant. He is familiar with the financial services industry because of his experience derived from auditing companies in that industry. He has acquired an understanding of risk management, regulatory and compliance issues, and he has gained management experience as the head of a large office of a Big Four accounting firm that provides professional services to large public companies as well as smaller private businesses. The Company also benefits from Mr. Becher’s experience serving on a number of audit committees. The Board has determined that he is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K. Mr. Becher resides in the Indianapolis metropolitan area, one of FMC’s high growth markets.

William L. Hoy age 68 Director since 2007
Mr. Hoy is the CEO of Columbus Sign Company, Columbus, Ohio, a custom sign and graphic fabricator that has served central Ohio and beyond for more than 100 years and is one of Ohio’s largest full-service sign companies. Columbus Sign’s business encompasses all phases of signage production including interior and exterior sign design, fabrication and installation. Mr. Hoy has headed Columbus Sign for the past 25 years. He is also the managing partner and co-owner of M&B Properties, a real estate partnership based in Columbus that owns the property where Columbus Sign is located. Mr. Hoy also has interests in, and assists in the operation of, two equestrian-related businesses. Before joining the FMC Board, Mr. Hoy was a founding director of Commerce National Bank, beginning in 1991 and continuing until after its acquisition by FMC in 2002. Mr. Hoy is an advisory director of the Columbus Zoo and Aquarium, one of America’s leading zoos, and the Past Chair of the Columbus Zoo’s Board of Directors. Mr. Hoy serves on the Board’s Compensation and Human Resources Committee.

Mr. Hoy’s specific experience and qualifications to serve as a director
He has extensive leadership, entrepreneurial and strategic planning abilities which he has demonstrated during many years serving at the helm of a well-established and well-known small business in Central Ohio. The Company also benefits from his standing as a well-known Columbus civic leader. Mr. Hoy is the only member of the Board who is based in the Columbus metropolitan area, one of FMC’s high-growth markets. The Company is committed to expanding its footprint in Columbus, as it has in recent years in Indianapolis. In 2015, it took an important step in this direction by acquiring a second Columbus-based financial institution, Cooper State Bank, and recently announced its intention to acquire The Arlington Bank.

Patrick A. Sherman age 69 Director since 2009
Mr. Sherman is a certified public accountant and a partner in the accounting firm of Sherman & Armbruster LLP, Greenwood, Indiana, which he co-founded more than 36 years ago. He is also a part owner and officer of several small businesses located in the Indianapolis metropolitan area and elsewhere. Mr. Sherman chairs the Board of Directors and Executive Committee of the Johnson County Development Corp., a nonprofit private/public partnership providing economic development services for companies throughout Johnson County, Indiana. He was elected to the Board of the Cordry Sweetwater Conservancy District of Brown County and chairs the District's Building Commission. Mr. Sherman also serves as the Controller of the Johnson County Solid Waste Management District. He was a director of Lincoln Bancorp from 2005 until its acquisition by FMC in 2009, and he chaired that company’s Audit and Compliance Committees. From 1997 to 2005, Mr. Sherman served as the Vice Chair of the Board of Directors and Chair of the Audit Committee of Heartland Community Bank. Mr. Sherman chairs the Board’s Audit Committee.

Mr. Sherman’s specific experience and qualifications to serve as a director
He possesses tax, accounting and financial expertise because of his professional training and years of experience as a certified public accountant. He has also gained an entrepreneurial focus from operating several small companies in addition to his accounting practice, where he has provided accounting and tax services to many other businesses. The Company benefits from Mr. Sherman’s chairing of the Board’s Audit Committee, in particular because of his prior experience chairing the audit committees of two other financial institutions. The Board has determined that Mr. Sherman is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K. He is the only member of the Board who resides and works in the southern half of the Indianapolis metropolitan area, one of FMC’s high-growth markets.

Class I (Terms expire 2019)
F. Howard Halderman age 50 Director since 2013
Mr. Halderman is the President and CEO of Halderman Farm Management Service, Inc. (“HFMS”), Wabash, Indiana, which provides management services for agricultural properties from coast to coast; Halderman Real Estate Services, Inc. (“HRES”), Wabash, Indiana, which buys and sells farm real estate through private transactions and public auctions and performs certified farm appraisals, primarily in Indiana, Ohio and Michigan; and Halderman Real Asset Management, LLC (“HRAM”), Indianapolis, Indiana, which provides asset management services to large institutional clients and others owning tangible assets throughout the agricultural industry, focusing on U. S. agricultural real estate. Mr. Halderman joined HFMS in 1988 and succeeded his father as President and CEO in 2000. Mr. Halderman co-founded HRES with his father in 1990, and he became the CEO of that company in 2012. Mr. Halderman formed HRAM in 2011 as a division of HFMS and converted it to a separate company in 2013. HRAM is a Registered Investment Advisor with the SEC. In 2016, Mr. Halderman merged HRAM into U.S. Agriculture, LLC, a Registered Investment Advisor with the SEC. Mr. Halderman also serves as Executive Chairman of U.S. Agriculture, LLC. Mr. Halderman is an Accredited Farm Manager with the American Society of Farm Managers and Rural Appraisers, and he is a licensed real estate broker in Indiana, Ohio, Illinois, Michigan and Kentucky. Mr. Halderman serves on the Board’s Risk and Credit Policy and Nominating and Governance Committees.

Mr. Halderman’s specific experience and qualifications to serve as a director
He has considerable experience and knowledge of the agricultural real estate marketplace throughout the Eastern Corn Belt, which includes the FMC market. Agricultural lending is an important segment of the Company’s business, and Mr. Halderman is the only FMC director who possesses special expertise in this field. His vast network of contacts within the agricultural community in Indiana and nationally benefits the Company. Mr. Halderman owns and operates three farm-related small businesses that are located in an important rural market for the Company.

Michael C. Rechin age 58 Director since 2005
Mr. Rechin is the President and CEO of the Company and its wholly-owned subsidiary, First Merchants Bank. He joined FMC in 2005, as its Executive Vice President and Chief Operating Officer, and he has led the Company since 2007. Before joining FMC, Mr. Rechin held senior management positions with National City Bank (“National City”) for 23 years. Mr. Rechin was the manager of National City’s Indiana Commercial Banking operations from 1995 until 2005.

Mr. Rechin’s specific experience and qualifications to serve as a director
As the Company’s President and CEO, Mr. Rechin is an essential member of the Board. He is principally responsible for providing leadership and strategic direction to the Company, which he has done successfully during his tenure with FMC. The Company has made several successful acquisitions, and the total shareholder return during the past five years has been excellent, compared with FMC’s peers and the Russell 2000. Mr. Rechin works closely with the Chair of the Board in carrying out his strategic responsibilities and in acting as senior management’s chief liaison with the Board. In addition to his leadership, strategic and management skills, Mr. Rechin’s broad knowledge of the banking and financial services industry acquired during his nearly 35 years of service in executive and senior management positions in that industry have served the Company well. Mr. Rechin resides in the Indianapolis metropolitan area, one of FMC’s high-growth markets.

Charles E. Schalliol age 69 Director since 2004
Mr. Schalliol is a senior advisor in the Indianapolis office of the international law firm, Faegre Baker Daniels, LLP. He provides consulting services to the Customized Fund Investment Group of Grosvenor Securities LLC, on global infrastructure projects. Mr. Schalliol is a director of three venture capital funds, and he is a director of the Purdue Research Foundation and the Indiana University Research and Technology Corporation, which are dedicated to enhancing those Universities’ research and development capabilities, promoting entrepreneurship, and creating new Indiana-based companies. He chairs the Board of Directors of the Indiana Secondary Market for Education Loans, Inc., a nonprofit corporation that is Indiana’s designated provider of student loan services. He served as the Director of the Indiana Office of Management and Budget (“OMB”) and as the Chief Financial Officer for the State of Indiana from 2004 to 2007, in the administration of Indiana Governor Mitch Daniels. As OMB Director, he was responsible for the State’s budgets and financial operations, including its pension funds, as well as agencies that had more than 2,000 state employees. Before heading the OMB, Mr. Schalliol served as the first President and CEO of BioCrossroads, an economic development organization focused on life sciences companies, and he continues to serve that organization as a director. He previously held executive positions with Eli Lilly and Company, a leading worldwide pharmaceuticals company, in the areas of strategic planning, investment banking and business development. Mr. Schalliol was the founder and managing director of three Lilly venture funds. Mr. Schalliol chairs the Board’s Compensation and Human Resources Committee, and he also serves on the Board’s Nominating and Governance and Risk and Credit Policy Committees.

Mr. Schalliol’s specific experience and qualifications to serve as a director
He has displayed executive leadership abilities in various capacities and has extensive experience as the head of major, complex public and private entities. He possesses financial acumen, and his entrepreneurial skills are evidenced by his primary role in forming successful new businesses and venture capital funds. He has knowledge of risk management, regulatory and compliance issues gained from his legal training and public service. As the Chair of FMC’s Board, Mr. Schalliol’s experience and leadership skills have been a catalyst for the Company’s exceptional total shareholder return over the past five years and its several successful acquisitions during that period. He resides in the Indianapolis metropolitan area, one of FMC’s high-growth markets.

Other public company directorships
Mr. Schalliol also serves as a director of Heritage-Crystal Clean, Inc., a NASDAQ company that is a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers. He chairs that company’s Compensation Committee and also serves on its Audit and Nominating & Governance Committees.

Terry L. Walker age 70 Director since 2006
Mr. Walker is the retired Chair and CEO of Muncie Power Products, Inc. (“Muncie Power”), which is headquartered in Muncie, Indiana, where FMC’s principal office is located. Muncie Power and its parent, Interpump Group, S.p.A., an Italy-based public company, are the world’s largest manufacturer of power take-offs. They serve the truck equipment market by manufacturing and distributing mobile power components and systems, including hydraulic gear pumps, hydraulic reservoirs and other specialty products in addition to power take-offs. Mr. Walker retired from Muncie Power in December 2011, after serving seven years as the CEO and 34 years as an executive employee of that company. Mr. Walker is a certified public accountant and was a member of the accounting firm, Whitinger & Company, before joining Muncie Power. Mr. Walker chairs the Board’s Nominating and Governance Committee, and he also serves on the Board’s Risk and Credit Policy Committee.

Mr. Walker’s specific experience and qualifications to serve as a director
He has extensive leadership skills and management experience gained as the CEO and in other executive positions with an international company. He also possesses tax, accounting and financial expertise acquired through his professional training as a certified public accountant. Mr. Walker resides in Muncie, Indiana, the location of the Company’s principal office and one of its largest markets.

Consistent with the Company’s focus on community banking, all of the FMC directors are actively and visibly involved in community, civic, charitable and other nonprofit organizations and activities in the communities where they live and in which the Company does business.

IV. CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

The Board has established Corporate Governance Guidelines to address key areas of corporate governance. The Corporate Governance Guidelines are on FMC’s website, at http://www.firstmerchants.com/investors, under Corporate Information/Governance Documents. Together with FMC’s Articles of Incorporation, Bylaws and Committee charters, the Corporate Governance Guidelines provide the framework for the Company’s governance. The topics covered by these Guidelines include: director qualifications and responsibilities, the director nomination process, the Board leadership structure, standing committees of the Board, director compensation, director orientation and continuing education, Board self-assessment, evaluation of executive performance, succession planning for the CEO and other senior management positions, executive ownership of FMC stock, the Code of Conduct, and policies on ethics and integrity and recovery of erroneously awarded executive compensation.

CODE OF CONDUCT

The Company is committed to the highest standards of ethical conduct. It has adopted a Code of Conduct that applies to all directors, executive officers and employees. The Code of Conduct incorporates a Code of Ethics, within the meaning of Item 406(b) of SEC Regulation S-K, that applies to FMC’s senior financial officers, including the Chief Executive Officer, Chief Financial Officer, Chief Banking Officer, Director of Finance, Corporate Controller and Corporate Treasurer. The Code of Conduct, including the Code of Ethics, is published on the Company’s website. See http://www.firstmerchants.com/investors, under Corporate Information/Code of Conduct.

DIRECTOR INDEPENDENCE

FMC is listed on the NASDAQ Stock Market. Using the definition of “independent director” in NASDAQ Listing Rule 5605(a)(2), the Board has determined that each of the nonemployee directors and director-nominees - Mr. Becher, Mr. Fisher, Mr. Halderman, Mr. Hoy, Mr. Lehman, Mr. Schalliol, Mr. Sherman, Mr. Walker and Ms. Wojtowicz - is an independent director. The only other director, Mr. Rechin, is not an independent director because he is the Company’s President and Chief Executive Officer.

In determining that the nonemployee directors and director-nominees are independent, the Board took into consideration the following transactions involving Mr. Halderman and Mr. Hoy: (1) Halderman Farm Management Service, Inc., of which Mr. Halderman is the President and CEO and sole owner, manages or has managed some farms that are held in trust accounts for which First Merchants Private Wealth Advisors (“FMPWA”), a division of FMB, serves as the trustee; (2) Halderman Real Estate Services, Inc., of which Mr. Halderman is the President and CEO and which is owned by Mr. Halderman’s father, has provided some farm appraisals and other real estate services to FMB and FMPWA trust accounts; and (3) Columbus Sign Company, of which Mr. Hoy is the CEO and which is owned one-half by Mr. Hoy and one-half by his brother, has fabricated and installed signs at some FMB locations - principally at Bank branches in Columbus, Ohio. These transactions were not disclosed as “transactions with related persons” on page 41, pursuant to Item 404(a) of SEC Regulation S-K, because the amounts involved were less than the threshold amount under that Item.

BOARD MEETINGS

The Board holds regular quarterly meetings and an annual two-day retreat. It also holds special meetings from time to time which, under the Company’s Bylaws, may be called by the Chair, the President, or a majority of the directors. The Board meets in executive session without any member of management present during a portion of each of its regular meetings and at its retreat.

During 2016, the Board held nine meetings, including the annual two-day retreat. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Board Committees on which the director served.

DIRECTORS’ ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The directors are encouraged but not required to attend the Annual Meeting. All of the directors attended the 2016 Annual Meeting.

THE BOARD LEADERSHIP STRUCTURE

The Board Chair and the President and CEO of the Company are two separate individuals. Mr. Schalliol, an independent director, serves as the Chair of the Board, and Mr. Rechin serves as the President and CEO. The Company has adopted this leadership structure because the two positions entail different roles and different, but complementary, responsibilities. The Chair’s role focuses on the Company’s strategic direction, and includes giving advice and counsel to the President and CEO and other senior management, where appropriate. The President and CEO spends much of his time on strategic planning as well, but he is also ultimately responsible for overseeing the Company’s daily operations and providing leadership and direction to the other officers, managers and employees. This bifurcated leadership structure benefits the Company because it takes advantage of the Chair’s and the President and CEO’s differing backgrounds, experiences and perspectives. In addition, Mr. Schalliol and Mr. Rechin engage in regular and frequent communication, which promotes a positive and productive relationship between the Board and the President and CEO and among the Board, management and the shareholders. FMC’s leadership structure reduces the potential for conflicts of interest and enhances the oversight of risk. It also allows the Board to more objectively and effectively carry out its responsibilities involving oversight of the Company’s management and, in particular, its responsibility for the selection, retention and compensation of the President and CEO.

THE BOARD’S ROLE IN RISK OVERSIGHT

Although the entire Board is ultimately responsible for overseeing the Company’s enterprise-wide risk management program, the Board has assigned the primary role for carrying out this responsibility to its Risk and Credit Policy Committee. The Risk and Credit Policy Committee engages in an ongoing review of the Company’s risk policies, procedures and practices and their effectiveness, so that material risks to the Company’s financial well-being can be properly identified, measured, managed, controlled and mitigated. The Board and the Risk and Credit Policy Committee have assigned the principal responsibility for oversight of specific risk categories to other committees in the following areas: the Audit Committee oversees the assessment and management of the Company’s exposure to financial (reporting) risks, and integrity and ethics risks; and the Compensation and Human Resources Committee oversees the assessment and management of the Company’s exposure to risks with respect to the Company’s incentive compensation plans and other executive compensation programs.

In addition, management keeps the Board informed, through the Risk and Credit Policy Committee and sometimes through the Audit Committee, of the state of the Company’s cyber security posture. Management gives the Risk and Credit Policy Committee a quarterly report on cyber security metrics and an update on preventive measures the Company employs to avoid intrusions.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Shareholders may communicate directly with the Board by email, at bod@firstmerchants.com, or in a letter or other writing addressed to the Board and delivered or mailed c/o Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305. All such emails and written communications will automatically be forwarded both to the Chair of the Board and the Chair of its Nominating and Governance Committee, who will share them with each of the other directors.

V. BOARD COMMITTEES

THE STANDING COMMITTEES

FMC’s Bylaws give the Board the authority, at its discretion, to constitute and appoint committees from among its members to assist in the management and control of the affairs of the Company, including the following standing committees of the Board: the Audit Committee, the Nominating and Governance Committee, the Risk and Credit Policy Committee, and the Compensation and Human Resources Committee (the “Committees”). Each of these Committees has a charter that is published on FMC’S website, at http://www.firstmerchants.com/investors, under Corporate Information/Governance Documents.

The Committees’ rules, protocols and procedures for calling and holding meetings are set forth in FMC’s Bylaws or the Committees’ charters, or they are determined from time to time by the Board or the respective Committees. All of the Committees meet in executive session without any member of management present during a portion of their regular meetings.

Additional information concerning the membership, responsibilities and meetings held in 2016 by each of the Committees follows.

THE AUDIT COMMITTEE

The Audit Committee is comprised of Mr. Sherman (Chair), Mr. Becher, and Ms. Wojtowicz. The Committee met five times during 2016. The Board has determined that all of the Committee members are independent directors under the definition in NASDAQ Listing Rule 5605(a)(2) and that they meet the additional criteria for audit committee independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and NASDAQ Listing Rule 5605(c)(2). The Board has also determined that all of the Committee members are “audit committee financial experts” within the meaning of Item 407(d)(5) of SEC Regulation S-K.

The Audit Committee’s primary function is to assist the Board in fulfilling its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s independent auditor’s qualifications and independence;

•	the performance of the Company’s independent auditor and internal audit function; and

•	the Company’s compliance with its ethical requirements.

The Committee’s responsibilities also include annually reviewing and discussing the Company’s audited financial statements with FMC’s management and the Company’s independent auditor. The Committee obtains written disclosures from the independent auditor regarding its independence, and it discusses the auditor’s independence with the auditor. Based on these reviews and discussions, the Committee annually prepares the report required under Item 407(d)(3) of SEC Regulation S-K to be included in the Company’s annual proxy statement, recommending to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year for filing with the SEC.

Although the Risk and Credit Policy Committee is primarily responsible for the Company’s enterprise-wide risk management, the Audit Committee oversees the assessment and management of the Company’s exposure to financial (reporting) risks and integrity and ethics risks under the Company’s risk oversight structure matrix. The Chief Risk Officer and the Senior Internal Auditing Executive annually submit a risk assessment report to the Audit Committee regarding these risks.

The Audit Committee meets its responsibilities by reviewing the financial reports and other financial information provided by the Company to shareholders and others; reviewing the Company’s major financial risk exposures and steps taken by management to monitor and control such exposures; reviewing reports prepared by the Company’s internal auditors, independent auditor, and regulators on the effectiveness of the Company’s processes for the oversight and management of financial risks, including the system of internal controls that management and the Board have established; and reviewing the Company’s auditing, accounting and financial reporting processes.

The Audit Committee has the sole authority (subject to shareholder ratification) for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Committee also has the sole authority to approve all audit engagement fees and terms, as well as permissible nonaudit engagements of the independent auditor. At least annually, the Committee assesses the independence of the independent auditor, including the independent auditor’s lead partner. It also assures that the independent auditor regularly rotates the lead and concurring audit partners as required by law or regulations, or more frequently as determined by the Committee in its sole discretion.

The Audit Committee has the sole authority to appoint, replace, reassign or dismiss the Senior Internal Auditing Executive of the Company’s internal audit department, who reports directly to the Committee (and to the Company’s Chief Operating Officer for administrative purposes). The Committee annually reviews and approves the Senior Internal Auditing Executive’s performance evaluation and compensation.

The Audit Committee also oversees the operation and effectiveness of the Company’s Ethics and Integrity Policy, which applies to directors, executive officers and employees and provides for multiple avenues for raising concerns about unethical, accounting, internal controls, or auditing matters, with the assurance that any person raising a concern will be protected from retaliation or reprisals for reporting a concern in good faith. The Policy provides for confidentially and makes available the option of anonymous reporting of conduct and matters covered by the Policy through a toll-free ethics hotline operated by an outside company. The Ethics and Integrity Policy is among the governance documents published on FMC’S website, at http://www.firstmerchants.com/investors, under Corporate Information/Ethics & Integrity Policy.

The Audit Committee may conduct or authorize investigations into matters within the scope of its responsibilities; and the Committee may retain independent counsel, accountants, or other outside advisors as it deems necessary to conduct such investigations or otherwise carry out its duties.

THE AUDIT COMMITTEE REPORT CONCERNING AUDITED FINANCIAL STATEMENTS FOR 2016 FISCAL YEAR

The Audit Committee has reviewed and discussed First Merchants Corporation’s audited financial statements for the year ended December 31, 2016 with management.

The Audit Committee has discussed with the independent auditor, BKD, LLP, the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has received from the independent auditor, BKD, LLP, written disclosures regarding the auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditor, the independent auditor’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2016 fiscal year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Patrick A. Sherman, Chair
Michael R. Becher
Jean L. Wojtowicz

THE NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee is comprised of Mr. Walker (Chair), Mr. Becher, Mr. Halderman and Mr. Schalliol. The Committee met three times during 2016. The Board has determined that all of the Committee members are independent directors under the definition in NASDAQ Listing Rule 5605(a)(2).

The Nominating and Governance Committee’s responsibilities include:

•	developing and recommending to the Board the appropriate size and structure of the Board and its standing committees, as well as the qualifications for serving on these committees;

•	annually reviewing the composition of the Board as a whole, including the balance of independence, business expertise, experience, diversity and other desired qualities;

•	maintaining up-to-date criteria for selecting Board members;

•	reviewing the credentials of individuals suggested as prospective directors;

•	nominating individuals to serve as members of the Board, including the annual slate of directors for election by the shareholders;

•	nominating the Board’s officers;

•	overseeing the Company’s compliance with laws and regulations that relate to its governance structure and processes, including those of the SEC and NASDAQ;

•	reviewing compliance with the nonemployee director FMC stock ownership guidelines;

•	providing for and promoting director continuing education and periodic self-assessments of the Board’s and Board Committees’ effectiveness;

•
reviewing and making recommendations to the Board concerning FMC’s Code of Conduct, Code of Ethics for Financial Management, Regulation O Insider Lending Restrictions Policy, Insider Trading Policy and Section 16a Reporting Procedures; and

•	receiving and making recommendations to the Board regarding shareholder proxy initiatives, if any.

THE COMMITTEE’S POLICY AND PROCESS FOR CONSIDERING DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

Article IV, Section 9, of FMC’s Bylaws describes the process by which a shareholder may suggest a candidate for consideration by the Nominating and Governance Committee as a director-nominee. Under this process, a suggestion by a shareholder of a director-nominee must include: (a) the name, address and number of the Company’s shares owned by the shareholder; (b) the name, address, age and principal occupation of the suggested nominee; and (c) such other information concerning the suggested nominee as the shareholder may wish to submit or the Committee may reasonably request. A suggestion for a director-nominee submitted by a shareholder must be in writing and delivered or mailed to the Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305. Suggestions for nominees from shareholders are evaluated in the same manner as other nominees.

THE COMMITTEE’S CRITERIA AND PROCESS FOR IDENTIFYING AND EVALUATING NOMINEES FOR DIRECTOR

The Nominating and Governance Committee assesses the appropriate mix of skills and characteristics required of the Board in the context of the perceived needs at a given point in time and periodically reviews and updates its criteria for identifying and evaluating nominees for director. Among the general criteria the Committee considers are:

•	ethical character and sharing of the Company’s values as reflected in its mission and vision statements;

•	personal and professional reputation consistent with the Company’s reputation and image;

•	superior credentials, accomplishments and recognition in the nominee’s field, with demonstrated sound business judgment;

•
in general, experience as a current or former CEO or in a comparable leadership position with a public company or other complex business or organization, which may include an educational, governmental, scientific or other nonprofit entity;

•
ability and willingness to devote sufficient time to carry out duties and responsibilities of Board membership and to commit to serve on the Board for several years in order to gain knowledge of the Company’s principal business and operations;

•
ability and willingness to acquire and hold shares of the Company’s stock in accordance with Board-established guidelines, to assure that the nominee’s financial interests are aligned with those of other shareholders;

•
relevant expertise and experience - in particular, financial acumen - and ability and willingness to offer advice and guidance to the Company’s CEO and other senior management based on that expertise and experience while working cooperatively with other directors and management;

•
for nonemployee directors, independence, within the meaning of applicable SEC regulations and NASDAQ Listing Rules; also by avoiding conflicts or appearances of conflicts of interest and by ability to objectively appraise management performance, represent shareholder interests and remain independent of any particular constituency;

•
together with other directors, possession of attributes that contribute to a diverse and complementary Board, with diversity reflecting gender, ethnicity, educational, professional and/or managerial backgrounds and experience, and other relevant considerations;

•	willingness to assist the Company in developing new business; and

•	residence in FMC’s market coverage areas.

If the nominee is an incumbent director whose term is expiring, the Nominating and Governance Committee also considers the quality of the director’s prior service to the Company, including the nature and extent of the director’s participation in the Company’s governance and contributions of management and financial expertise and experience to the Board and the Company. This evaluation of incumbent directors’ prior service is accomplished through a formal process that takes into consideration all relevant factors including, without limitation, whether the director continues to meet the criteria listed above that are used for evaluating all director-nominees, and the quality of the director’s service as measured by his or her performance of the responsibilities set forth in the directors’ position description. Board members who are not members of the Nominating and Governance Committee are also given the opportunity to submit evaluations of the prior service of incumbent directors.

The Nominating and Governance Committee considers candidates coming to its attention through current Board members, search firms, shareholders and other persons.

THE COMMITTEE’S CONSIDERATION OF DIVERSITY IN IDENTIFYING NOMINEES

The Board and the Nominating and Governance Committee consider diversity in identifying nominees for director. The Committee has defined a diverse Board as one that reflects gender, racial, geographic, ethnicity, educational, professional and/or managerial backgrounds and experience, and other relevant considerations. In its annual review of the composition of the Board as a whole, the Nominating and Governance Committee assesses the Board’s diversity along with other desired qualities, and it assesses the effectiveness of the Board’s diversity policy. The Committee has concluded that the Board is diverse under the Committee’s definition and that the Board’s diversity policy is effective. The Board’s membership includes directors of different gender, educational, professional, managerial and entrepreneurial backgrounds and experience. It includes directors who have leadership experience and financial and other expertise gained from employment or other association with large public and smaller private companies, manufacturers, the banking and financial services industry, the agricultural industry, international business, venture capital funds, major universities, private accounting and legal firms, and public service organizations including governmental and nonprofit agencies and institutions. Several of the directors have expertise and experience in risk management, strategic planning, operations, technology, and regulatory compliance and human resource issues. Some directors reside in larger metropolitan areas that FMC considers its high growth markets, and others reside in mid-sized and smaller markets that are also extremely important to the Company.

THE RISK AND CREDIT POLICY COMMITTEE

The Risk and Credit Policy Committee is comprised of Ms. Wojtowicz (Chair), Mr. Schalliol, Mr. Walker and Mr. Halderman. The Committee met nine times during 2016. The Board has determined that all of the Committee members are independent directors under the definition in NASDAQ Listing Rule 5605(a)(2).

The Risk and Credit Policy Committee’s primary function is to assist the Board in assuring the effective management of FMC’s enterprise-wide risk, both internal and external, through a continuous review of policies, procedures and practices and the actual results of their application. FMC describes enterprise-wide risk management as a process, effected by the Board, management and other personnel, applied across the enterprise and designed to identify events, whether existing or potential, that may adversely affect the Company. It enables the Company to manage risk within acceptable limits and provides reasonable assurance of optimum corporate performance in the risk/return continuum. In addition, it facilitates the integration of varying views of risk into established credit, asset/liability management, and other risk elements, resulting in an alignment of strategy and corporate culture.

The Risk and Credit Policy Committee oversees the management of enterprise-wide risk for the Company. In providing this oversight, the Committee:

•	maintains a clear understanding and working knowledge of the principal risks inherent in the Company’s activities;

•	assigns the oversight of each risk type to a standing committee of the Board;

•	guides management in defining the Company’s risk thresholds, appetite and profiles while taking into consideration its strategic goals, objectives, markets and macro-economic conditions;

•
establishes risk thresholds and monitors them not less than quarterly (including specific limitations on the authority of management above which the Board or a standing committee of the Board retains exclusive authority);

•	establishes specific measures which delineate the level and trend of principal risks and their potential impact on the Company;

•	evaluates the impact of changes to risk thresholds prior to any modification, after consideration of changes in market conditions, the Company’s strategy, and associated risk assessments;

•	monitors emerging risks to the Company and how management will monitor, manage and mitigate those risks on a proactive basis; and

•
performs duties and responsibilities enumerated and consistent with the Committee’s charter and considers enterprise risk in relation to the Company’s potential for growth and increase in shareholder value.

The Risk and Credit Policy Committee identifies and defines the principal risks and uncertainties to which the Company is subject, including the nature (systemic or random), range and likelihood or each risk as well as the strategic, operational and regulatory consequences of both favorable and unfavorable outcomes. The Committee determines the responsible manager and Board committee for each principal risk and sees that the committee and the responsible manager are maintaining an effective policy for each principal risk assigned to that committee and manager, including acceptable risk limits, reporting parameters, management decision criteria (both quantitative and qualitative) and the reporting format for monitoring the level and trend of the risk. The Committee assures that risk policies are reviewed annually by the committees responsible for these principal risks and/or by the full Board, and it monitors the reporting practices of these committees to assure that risk exposure remains within established limits and that significant risk exposures have been brought to the attention of the Board. The Committee also annually reviews and recommends to the Board for its approval the levels and types of insurance coverage to be purchased by the Company.

The Chief Risk Officer and the Senior Internal Auditing Executive provide input to the Risk and Credit Policy Committee, particularly through periodic risk assessment reports, concerning principal risks within the Company.

THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee is comprised of Mr. Schalliol (Chair), Mr. Lehman and Mr. Hoy. The Committee met one time during 2016. The Board has determined that all of the Committee members are independent directors under the definition in NASDAQ Listing Rule 5605(a)(2) and that they meet the additional criteria for compensation committee independence set forth in Rule 10C-1(b)(1) under the Securities Exchange Act of 1934 and NASDAQ Listing Rule 5605(d)(2).

The Compensation and Human Resources Committee’s responsibilities include:

•	establishing the Company’s general compensation philosophy in consultation with senior management;

•	overseeing the development and implementation of policies and programs to carry out the Company’s general compensation philosophy;

•
periodically reviewing and evaluating the effectiveness of the Company’s compensation policies and programs in light of its general compensation philosophy and making any modifications that the Committee deems necessary or advisable;

•	reviewing the performance of and approving the compensation and benefits to be paid to the CEO and other executive officers and senior management employees of the Company;

•
reviewing the performance and approving the compensation and benefits to be paid to the senior management employees of FMC’s subsidiary and approving the compensation ranges and benefits for the other officers and employees of the Company and its subsidiary (a responsibility which the Committee may delegate all or part of to the Company’s CEO);

•	administering the Company’s incentive compensation plans, equity-based compensation plans, and deferred compensation plans;

•	making recommendations to the Board concerning the adoption, amendment or termination of incentive compensation plans, equity-based compensation plans, and deferred compensation plans;

•
regularly monitoring risk exposure with respect to the Company’s incentive compensation plans and other executive compensation plans to assure that risks remain within established limits, that steps are taken to mitigate these risks where appropriate, and that significant risk exposures are brought to the attention of the Board;

•	reviewing annually executive change of control and severance agreements; and

•	reviewing and making recommendations to the Board regarding the compensation of the nonemployee directors.

The Committee’s responsibilities also include annually reviewing and discussing with senior management the Compensation Discussion and Analysis required under Item 402(b) of SEC Regulation S-K. Based on this review and discussion, the Committee prepares the report required under Item 407(e)(5) of SEC Regulation S-K to be included in the Company’s annual proxy statement, recommending to the Board that the Compensation Discussion and Analysis be included in the proxy statement;

The Compensation and Human Resources Committee determines executive compensation annually, after considering the Company’s short and long-term strategic goals, whether the Company’s existing compensation programs have supported its efforts to attract, retain and motivate high-performing, qualified leaders, and the Company’s compensation programs compared with those of peer institutions, with the aim of arriving at an appropriate mix of salary, benefits and incentives that will ultimately lead to a superior return on shareholders’ investment.

The Committee sets the base salaries of senior management employees, the participants and the metrics, targets and ranges for payouts under the Senior Management Incentive Compensation Program (the nonequity incentive compensation plan that covers the senior management employees), the participants and the amounts and mix of equity-based compensation under the Long-term Equity Incentive Plan (the equity incentive compensation that covers the senior management employees), and the other elements of the senior management employees’ compensation. In setting the compensation of employees other than the CEO, the Committee relies on the recommendations of the CEO. The Committee has delegated to the Company’s CEO or, where appropriate, to other executive officers, senior management employees, Regional Presidents or CEOs of Company subsidiaries, the authority to approve the compensation and benefits to be paid to the other officers and employees of the Company and its subsidiaries.

The Compensation and Human Resources Committee makes recommendations to the Board regarding the compensation of the nonemployee directors and, after receiving the Committee’s recommendations, the Board determines the amount and form of this compensation. The executive officers of the Company do not have a role in determining or recommending the amount or form of nonemployee director compensation.

The responsibility for the day-to-day administration of FMC’s nonequity incentive compensation plans, equity-based compensation plans and deferred compensation plans has been delegated to the Company’s Director of Human Resources, with oversight from the CEO. From time to time, these executives provide information to the Committee and make recommendations, on their own initiative or as requested by the Committee, concerning existing and proposed compensation policies and programs for executives and other employees of the Company and its subsidiaries.

The Compensation and Human Resources Committee has the authority to directly select, engage and terminate such counsel, consultants (including compensation consultants), and other experts as it deems necessary or appropriate to assist it in carrying out its responsibilities. The Committee has directly engaged Buck Consultants, a human resources consulting firm, on several occasions in recent years to review FMC’s executive salaries and compensation programs and to make recommendations to the Committee, to ensure that the Company provides the executives a competitive compensation opportunity that will enable the Company continue to attract, retain and motivate a highly qualified leadership team.

The Compensation and Human Resources Committee has determined that the work that Buck Consultants has performed from time to time as a consultant to the Committee and the Company does not raise any independence or conflict of interest concerns, taking into consideration the factors listed in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934 and NASDAQ Listing Rule 5605(d)(3).

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Human Resources Committee was an officer or employee of the Company or its subsidiary during 2016, nor has any member of the Committee ever been an officer or employee of the Company or its subsidiary. No current member of the Committee or executive officer of the Company had a relationship during 2016 requiring disclosure in this proxy statement under Item 404 or Item 407(e)(4) of SEC Regulation S-K.

THE COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

In accordance with Item 407(e)(5) of SEC Regulation S-K, the members of the Compensation and Human Resources Committee state that the Committee has reviewed and discussed the Compensation Discussion and Analysis required under Item 402(b) of SEC Regulation S-K with management. Based on this review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

Charles E. Schalliol, Chair
William L. Hoy
Gary J. Lehman

VI. COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

THE NAMED EXECUTIVE OFFICERS

FMC’s named executive officers (“NEOs”) for the 2016 fiscal year, as defined in Item 402(a)(3) of SEC Regulation S-K, were:

•	Michael C. Rechin, President and Chief Executive Officer;

•	Mark K. Hardwick, Executive Vice President, Chief Operating Officer and Chief Financial Officer;

•	Michael J. Stewart, Executive Vice President and Chief Banking Officer;

•	John J. Martin, Executive Vice President and Chief Credit Officer; and

•	Stephan H. Fluhler, Senior Vice President and Chief Information Officer.

COMPENSATION DISCUSSION AND ANALYSIS

THE OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM AND THE PROCESS FOR IMPLEMENTING THESE OBJECTIVES

The Compensation and Human Resources Committee, under its delegated authority from the Board, has established an effective, straight-forward executive compensation structure that gives FMC’s executives incentives to achieve the Company’s annual and long-term strategic goals, with the ultimate objective of achieving a superior return on the shareholders’ investment. To this end, the Company has designed its compensation programs so that executives have the opportunity to earn an appropriate mix of salary, employee benefits and short and long-term incentives, comprised of both cash and equity, which will financially reward them for excellent performance as measured against the Company’s strategic goals and in comparison to financial industry peers. The equity-based incentive compensation program includes provisions that obligate key employees to retain ownership throughout the period of their employment by the Company of a portion of the common stock they are awarded under that program, thus increasing their financial stake in the Company’s continued success and further aligning their interests with those of the other shareholders.

The Compensation and Human Resources Committee’s general compensation policy lists the following considerations for the design of executive compensation programs that will assist the Company in achieving its business objectives: (1) programs should attract, retain and motivate high-performing, qualified executives and be competitive with industry peers’ programs; (2) incentive compensation programs should reward performance that is directly related to the Company’s financial performance and the individual executive’s contributions to that performance; (3) programs should strengthen the alignment between management effort and business strategy; and (4) programs should link compensation to factors which affect short and long-term stock performance. The policy states that all reasonable efforts should be made to ensure that executive compensation programs do not include any cash or equity-based incentive or other feature that might encourage executives to take unnecessary or excessive risks that threaten the value of the Company or encourage the manipulation of the Company’s reported earnings to enhance the compensation of any executive.

The Compensation and Human Resources Committee periodically reviews and evaluates the effectiveness of the executive compensation programs and their alignment with the Company’s business strategies and the interests of shareholders. The Committee has primary responsibility for reviewing executive performance and approving executive compensation, although it gives considerable weight to the recommendations of the President and CEO, Mr. Rechin, in reviewing the performance and determining the compensation of executives other than Mr. Rechin himself. The executive performance review process includes accomplishing formal reviews, adjusting base salaries and approving the nonequity incentive plan payments based on the Company’s audited financial results for the previous fiscal year. Annual salary increases and nonequity incentive plan payments occur in March. In the past, the Committee has made restricted stock awards to participants annually in February or March, contemporaneously with salary adjustments and cash incentive payouts. However, beginning in 2017, annual restricted stock awards under the Long-term Equity Incentive Plan will be made by the Committee in the third quarter.

Senior management is responsible for the implementation and day-to-day administration of the Company’s compensation programs, including its executive compensation programs, under the direction of Mr. Rechin and the Senior Vice President and Director of Human Resources, Steven Harris.

THE MATERIAL ELEMENTS OF NEO COMPENSATION AND HOW EACH OF THESE ELEMENTS PROMOTES THE COMPANY’S STRATEGIC OBJECTIVES

The material elements of the NEOs’ annual compensation are: (1) cash compensation, comprised of (a) base salary, and (b) nonequity incentive plan payments under the Senior Management Incentive Compensation Program (“SMICP”); (2) equity compensation, comprised of (a) restricted stock awards under the Long-term Equity Incentive Plan (“LTEIP”), and (b) opportunities for discounted FMC stock purchases under the Employee Stock Purchase Plan (“ESPP”); and (3) retirement and deferred compensation plan contributions under (a) the Retirement Pension Plan (“Pension Plan”) (for Mr. Hardwick and Mr. Fluhler only), (b) the Retirement and Income Savings Plan (“§401(k) Plan”), (c) the Defined
Contribution Supplemental Executive Retirement Plan (“SERP”) (for Mr. Rechin only), and (d) the 2011 Executive Deferred Compensation Plan (“EDCP”). In the event of an acquisition of FMC, the NEOs could also receive compensation under “double trigger” change of control agreements. The Company does not have employment or other severance agreements with its executive officers. Detailed information concerning each of the material elements of the NEOs’ compensation can be found on pages 23-30.

Base salary and nonequity incentive plan payments under the SMICP are intended to advance annual goals by providing a near-term financial reward for excellent performance that advances FMC’s strategic objectives. The targets for earning nonequity incentive plan payments under the SMICP are adjusted annually to align with the Company’s annual financial plan. The restricted stock awards under the LTEIP are designed to financially reward the achievement of long-term goals and to further align executives’ financial interests with those of other shareholders by tying the value of such compensation to sustained increases in the price of the Company’s stock. This objective is also supported by LTEIP provisions that: (1) require executive officers to hold approximately 25% of the restricted stock awarded to them until their death, retirement, termination of employment, or change of control; and (2) establish a guideline for executive officers to acquire and hold FMC stock equal in value to their then current annual salary within six years of commencing participation in the LTEIP. The three-year vesting provisions attached to the restricted stock awards, together with the vesting provisions in the retirement plans, also promote the long-term employment of qualified executives.

THE RELATIONSHIP BETWEEN NEO COMPENSATION AND THE COMPANY’S PERFORMANCE

Disregarding retirement and deferred compensation plan contributions and only considering current compensation, payments earned under the incentive plans (the SMICP and the LTEIP) together constituted more than one-half of the compensation paid to the top four executive officers (Mr. Rechin, Mr. Hardwick, Mr. Martin and Mr. Stewart) for 2016. The size of the nonequity incentive payments under the SMICP and the value of the restricted stock awards under the LTEIP are directly impacted by the Company’s performance. For all four of these NEOs, whether a nonequity incentive payment was earned under the SMICP, and the size of an earned payment, depended completely on whether FMC achieved operating earnings per share for the year that met or exceeded pre-established targets based on the Company’s annual financial plan. The number of FMC shares the NEOs received under the LTEIP, while subjectively determined by the Compensation and Human Resources Committee and not based directly on performance-related metrics, was heavily influenced by the NEOs’ individual performance and the Company’s performance during 2016. The Company’s performance also impacts these share awards in another way, in that the value of these shares will be affected by their future market price and the total shareholder return (market price appreciation plus dividends paid) on the shares.

FMC continued its excellent performance during 2016. The Company reported record net income of $81.1 million, an increase of $15.7 million over 2015. Per share earnings increased from $1.72/share to $1.98/share - a 15.1% increase. FMC’s balance sheet continued to strengthen during 2016, as the tangible book value of a share of FMC stock increased from $14.68 to $15.85, a 7.9% increase.

For shareholders, 2016 was a very good year. The closing market price for a share of FMC stock increased from $25.42 to $37.65, a 48.1% increase, between December 31, 2015 and December 31, 2016; and the dividend paid on a share of FMC stock increased from $.41/share in 2015 to $.54/share in 2016, a 31.7% increase. The following graph, comparing the cumulative 5-year total return to shareholders on FMC’s common stock relative to the cumulative total return of the Russell 2000 Index, the SNL Bank $1B - $5B Index, and the SNL Bank $5B - $10B Index, also appears on page 28 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. It shows that the cumulative 5-year total return to shareholders on FMC’s common stock has been approximately 289% higher than that of the Russell 2000 Index, 86% higher than that of the SNL Bank $1B - $5B Index, and 83% higher than that the SNL Bank $5B - $10B Index.

In 2016, the incentive compensation the NEOs earned under the Company’s executive compensation program generally aligned with Company performance that benefits shareholders. Under the SMICP, the operating earnings per share FMC achieves compared to the Company’s annual financial plan is the sole metric on which the nonequity incentive compensation earned by Mr. Rechin, Mr. Hardwick, Mr. Stewart and Mr. Martin is based, and it is the metric on which 70% of Mr. Fluhler’s nonequity incentive compensation is based. The Compensation and Human Resources Committee believes that the operating earnings per share the Company achieves is the best measure of the Company’s success and the metric is most directly reflective of the NEOs’ performance; and, therefore, in the long run, it is also the most closely aligned with the shareholders’ interests. In 2016, the Company’s per share earnings exceeded the annual financial plan, so the nonequity incentive payments to the NEOs under the SMICP for 2016 were more than their pre-established targets (as shown in the Grant of Plan-Based Awards for 2016 Table on page 32, consistent with the exceptional total return to shareholders.

In addition, as shown in the Option Exercises and Stock Vested Table on page 34, Messrs. Rechin, Hardwick and Martin exercised stock options in 2016 that had been granted to them in prior years, realizing significant value on the exercise of these options. Also, each of the NEOs benefited from the vesting in 2016 of restricted shares that had been awarded to them three years earlier under the LTEIP. These shares had a market value that was substantially higher than their value at the time they were awarded. All of this demonstrates that the NEOs’ compensation is aligned with shareholder interests.

PEER GROUP

In its efforts to attract, retain and motivate high-performing executives, FMC competes with other employers, mainly in the financial services industry in the Midwest. Necessarily, this requires the Company to be aware of how peer institutions are compensating their executives, to ascertain how the Company’s executive compensation programs compare - both in their mix and their amounts - with these peers’ programs. The Compensation and Human Resources Committee’s goal is to fix executives’ total compensation as nearly as practicable, taking into account all relevant factors, near or above the median for similar positions at peer institutions, with an appropriate balance between salary and incentive compensation, cash and equity, and short and long-term incentives. The peer group for 2016 consisted of the following 18 publicly-traded Midwest financial institutions of relatively similar size to the Company:

1st Source Corporation	Independent Bank Corporation
Chemical Financial Corporation	MainSource Financial Group, Inc.
Community Trust Bancorp, Inc	MB Financial Inc.
F. N. B. Corporation	Old National Bancorp
First Busey Corporation	Park National Corporation
First Commonwealth Financial Corporation	Pinnacle Financial Partners, Inc.
First Financial Bancorp	Republic Bancorp, Inc.
First Midwest Bancorp, Inc.	S & T Bancorp, Inc.
Heartland Financial USA, Inc.	Stock Yards Bancorp, Inc.

The peer group for 2015 consisted of 19 financial institutions. National Penn Bancshares, Inc. was removed from the group in 2016 because it was acquired and is no longer an independent bank.

COMPENSATION CONSULTANT

The Compensation and Human Resources Committee believes it is essential for the Company to provide a competitive compensation opportunity to its executives in order to attract, retain and motivate a highly qualified leadership team. The Committee has periodically engaged Buck Consultants, a human resources consulting firm, to review the Company’s executive salaries and compensation programs and to make recommendations to the Committee concerning possible adjustments to executive compensation and compensation programs. Using the same executive compensation consultant to review these compensation programs over a period of several years has given the Committee valuable continuity. The Committee most recently engaged Buck Consultants to undertake such a study in mid-2014. Its findings and recommendations resulting from that review were based in part on a database of executive compensation information it had compiled from the financial institutions in the above peer group, and they were taken into consideration in determining the NEOs compensation for 2015 and 2016. The Committee has engaged Buck Consultants to update its executive compensation study in 2017.

INFORMATION CONCERNING EACH MATERIAL ELEMENT OF NEO COMPENSATION

The following paragraphs describe the provisions of the material elements of the NEOs’ compensation during 2016, including their specific application to each of the NEOs. Reference is also made to relevant information contained in the compensation tables and related material on pages 30-37.

BASE SALARY

Base salary is the common element in nearly every compensation program. The salaries of FMC’s executives are determined subjectively by the Compensation and Human Resources Committee, based on their responsibilities and a review of their individual performance and contributions to the Company’s financial performance. The Committee considers the recommendations of the President and CEO, Mr. Rechin, in assessing the performance of the NEOs other than Mr. Rechin. The Committee is solely responsible for assessing Mr. Rechin’s performance and determining his salary and other forms of compensation. Besides individual and Company performance, other factors that may affect the NEOs’ salaries include their experience, budgetary considerations, and the salaries paid to executives holding similar positions with the Company’s competitors in the financial services industry, especially those in the Company’s peer group. The Committee has based its assessment of competitors’ executive salaries on the findings contained in the Buck Consultants study discussed on page 22, and on other public reports and broad-based third party surveys. Based on this information, the Committee believes that the NEOs' compensation, including their base salaries, is near the median of comparable peer group executives.

The Compensation and Human Resources Committee reviews and adjusts the NEOs’ salaries annually in February or March, after performance reviews have been completed and the Company’s audited financial statements for the preceding fiscal year have been issued. Adjustments become effective as of the first payroll period in March. The Committee believes that, by waiting until the performance reviews have been completed and the financial statements have been issued, the NEOs’ salary adjustments will be more accurately and effectively tied to the NEOs’ success in meeting financial targets and other strategic goals for the previous year. This timing also allows the Committee to communicate decisions regarding salary adjustments and cash incentive payments to the NEOs and other executives at the same time, thus ensuring a clear and consistent message regarding performance and underlining the Company’s emphasis on growing a performance-based culture.

In February 2016, the Compensation and Human Resources Committee increased the NEOs’ base salaries as follows, after evaluating their individual performance and accomplishments and the Company’s performance:

Mr. Rechin, from $502,100 to $519,675
Mr. Hardwick, from $308,000 to $323,400
Mr. Stewart, from $301,000 to $311,535
Mr. Martin, from $242,000 to$250,470
Mr. Fluhler, from $200,090 to $212,090.

In July 2016, Mr. Hardwick's base salary was increased to $348,400 on account of his promotion to Chief Operating Officer.

SENIOR MANAGEMENT INCENTIVE COMPENSATION PROGRAM (“SMICP”)

The SMICP is a nonequity incentive compensation plan that affords the NEOs and other management employees the opportunity to earn additional cash compensation annually, determined as a percentage of their base salaries, by meeting pre-established goals for the fiscal year that are closely related to FMC’s strategic and financial plans. Participants must be employed when the payments are made, except in the case of death, disability or retirement, to be eligible for a payment under the Program.

Under the SMICP, the Compensation and Human Resources Committee establishes schedules for the payments early in each fiscal year, beginning at minimum thresholds below which participants do not receive payments, and increasing proportionately to target amounts and maximum amounts that participants may receive. Each participant is then informed of the goals to be achieved (which in nearly all cases are related to the Company’s strategic and financial plans and measurable objectively), the percentage of base salary that will be paid if the participant’s goals are achieved (the target payment), and the applicable minimum thresholds and maximum amounts. Following the end of each fiscal year, after the Company’s audited financial statements for the year have been issued, the Committee approves the payouts under the SMICP.

The Committee has the authority to modify the Program, make final award determinations (which may include increasing or decreasing the amount payable to an individual participant under the applicable formula set forth in the SMICP), set conditions for eligibility and awards, define extraordinary accounting events in calculating earnings, establish future payout schedules, determine circumstances and causes for which payouts can be withheld, and abolish the Program. In doing so, it considers the recommendations of the President and CEO, Mr. Rechin, except as Mr. Rechin’s own cash incentive compensation may be affected. The SMICP has a “clawback” provision that provides for recovery of any payment made to a participant who is an executive officer if the payment is based on a materially inaccurate financial statement.

There were 121 participants who received cash compensation under the SMICP for 2016, including the five NEOs. The payouts for 2016 were made in March 2017. The threshold, target and maximum payout for each of the NEOs under the Program for 2016 is shown in the Grants of Plan-Based Awards for 2016 Table on page 32.

Mr. Rechin’s target amount for 2016, as set by the Compensation and Human Resources Committee, was 60% of his base salary. The target amount for Mr. Hardwick was 45% of his base salary (an increase from 40% of his base salary). The target amounts for Messrs. Stewart and Martin were 40% of their base salaries. For each of them, their target payment was based entirely on FMC’s achieving operating earnings, calculated on a diluted GAAP basis, of $1.90/share of common stock. The minimum threshold that would result in a payment of 50% of the target amount was based on achieving operating earnings of $1.70/share, and the maximum payment of 200% of the target amount was based on achieving operating earnings of $2.30/share. For 2016, FMC’s reported operating earnings were $1.98/share which, under the payout schedule, resulted in payouts to each of these four NEOs of 120% of their target amounts.

The Committee set Mr. Fluhler’s target amount for 2016 at 30% of his base salary. Due to nature of his responsibilities, Mr. Fluhler’s target payment was based on two metrics: 70% of his target payment was based on the operating earnings schedule described in the immediately preceding paragraph, and 30% was based on the Company’s achieving a consolidated efficiency ratio (defined as noninterest expense as a percent of the sum of tax equivalent net interest income and noninterest income, excluding security gains and nonrecurring items) of 57.00% for 2016. The minimum threshold that would result in a payment of 60% of the target amount under this metric was based on achieving a consolidated efficiency ratio of 61.00%, and the maximum payment of 150% of the target amount was based on achieving a consolidated efficiency ratio of 54.50%. FMC’s consolidated efficiency ratio for 2016 was 56.51% which, under the payout schedule, resulted in a payout to Mr. Fluhler of 109% of his target amount.

As the Summary Compensation Table on page 30 shows, the payouts to the NEOs under the SMICP for 2016 were as follows:

Mr. Rechin - $372,219
Mr. Hardwick - $173,905
Mr. Stewart - $148,759
Mr. Martin - $119,600
Mr. Fluhler - $73,606

LONG-TERM EQUITY INCENTIVE PLAN (“LTEIP”)

The LTEIP is an equity incentive plan that affords the NEOs and other management employees the opportunity to benefit as shareholders from long-term improvements in the Company’s financial performance, thus increasing their commonality of interest with other shareholders. The equity awards available under the Plan include grants of restricted stock in the Company and incentive and nonqualified options to acquire common stock in the Company, although the Company has not awarded stock options to any of its employees under the LTEIP since 2013. The Committee’s decision to discontinue the use of stock option grants was based on its conclusion that restricted stock grants are a more effective form of equity incentive compensation. The Committee was also influenced by a recommendation from Buck Consultants supporting that decision, as well as by recent tax and accounting changes.

As the Outstanding Equity Awards at End of 2016 Fiscal Year Table on page 32 shows, Messrs, Rechin, Stewart and Fluhler have previously-granted stock options under the LTEIP that are vested but have not yet been exercised. All of the options granted were “in the money” on December 31, 2016. The price per share of FMC stock at the close of business on December 31, 2016 was $37.65.

Under the LTEIP, the Compensation and Human Resources Committee has the authority to grant restricted stock awards, decide who will receive the awards, determine the types and sizes of the awards, determine the terms, conditions, vesting periods, and restrictions applicable to the awards, adopt, alter and repeal administrative rules and practices governing the LTEIP, interpret the terms and provisions of the LTEIP and any awards granted under it, prescribe the form of award agreements, and otherwise supervise the administration of the LTEIP. In the past, the Committee has made restricted stock awards to participants annually in February or March, contemporaneously with salary adjustments and cash incentive payouts. However, beginning in 2017, annual restricted stock awards under the LTEIP will be made by the Committee in the third quarter. On occasion, the Committee grants an award at other times, e.g., when an executive is hired. The Committee has delegated to the President and CEO, Mr. Rechin, the authority to make restricted stock awards to newly hired employees, limited to a maximum of 1,000 shares of FMC common stock.

There were 216 participants who received restricted stock awards under the LTEIP on March 7, 2016, including the five NEOs. Another five employees received restricted stock awards under the LTEIP at other times during 2016. Those awards were made by Mr. Rechin under the authority delegated to him by the Compensation and Human Resources Committee, as described above. The Committee subjectively determines the amounts of the equity awards to be granted to the participants; however, in general, they are commensurate with the participants’ positions and level of responsibilities. In making restricted stock awards, the Committee relies in part on the recommendations of Mr. Rechin, except for awards to Mr. Rechin himself.

The restricted stock awards under the LTEIP are not performance-based. The restricted stock vests (the restrictions lapse, giving the grantee complete ownership rights) three years after the date of the award, except that the stock granted under the retention awards to Mr. Hardwick and Mr. Stewart in October 2015, will not vest until five years after the date of the awards. In all cases, the restricted stock will vest if the grantee dies or becomes disabled before the shares would otherwise vest. The Compensation and Human Resources Committee may also partially waive the forfeiture of a restricted stock award if a grantee’s employment is terminated before the stock vests and the Committee determines that the termination was involuntary and without cause. In that event, the part of the award that vests is a fraction of the shares, with a numerator equal to the number of full years that have elapsed between the date of the award and the date of termination and a denominator equal to the number of years between the date of the award and the date the award vests. A grantee of restricted stock under the LTEIP is entitled to vote the shares of stock and receive the dividends on the stock, notwithstanding the restrictions.

As the Grants of Plan-Based Awards for 2016 Table on page 32 shows, the Committee made the following awards of restricted stock to the NEOs under the LTEIP on March 7, 2016:

Mr. Rechin - 15,000 shares
Mr. Hardwick - 9,500 shares
Mr. Stewart - 9,000 shares
Mr. Martin - 7,500 shares
Mr. Fluhler - 1,200 shares

The value of the restricted stock on the date of grant was $23.41/share. These restricted stock awards will vest on March 7, 2019 or, if earlier, on the date the grantee dies or becomes disabled.

The LTEIP includes a provision that executive officers must hold at least 25% of all “net shares” (which the LTEIP defines as the number of shares issued to the executive officer under an award after subtracting the number of shares, if any, transferred or surrendered by the executive officer to pay the exercise price of a stock option and/or to pay any withholding taxes associated with an award) issued to them under the LTEIP, including both restricted stock awards and shares issued upon the exercise of stock options, until the earlier of the date of the executive officer’s death, retirement or other termination of employment, or the date of a change of control. The purpose of this provision is to ensure that executive officers who benefit from equity awards under the LTEIP have a long-term financial interest in growing the value of the Company’s stock due to their increased ownership of FMC common shares. With the same purpose, the LTEIP includes a guideline stating that executive officers participating in the LTEIP should acquire and hold shares of the Company’s common stock equal in value to at least 100% of their then current annual salary within six years after commencing participation. However, this guideline is not a condition or restriction and does not present a risk of forfeiture with respect to any equity award made to an executive officer under the LTEIP.

The Company also has a written policy prohibiting its executive officers from engaging in short sales or in hedging against a possible decrease in the market value of FMC stock granted to the executive under the LTEIP or otherwise held, directly or indirectly, by the executive officer. A primary purpose of the hedging prohibition is to avoid reducing the executive’s incentive to seek to improve the Company’s performance.

EMPLOYEE STOCK PURCHASE PLAN (“ESPP”)

The ESPP is a form of equity-based compensation that is available to nearly all of the employees of FMC and its subsidiaries, including the NEOs. It is a Code §423 employee stock purchase plan that was approved by the shareholders at the 2009 Annual Meeting. It provides an attractive vehicle for participants to acquire the Company’s stock, thus further aligning their interests with those of other shareholders. Participants may elect under the Plan, prior to each three month offering period corresponding to the calendar quarters, to purchase shares of FMC stock at a price equal to 85% of the average of the closing prices for the stock on each trading day during the offering period, as reported by NASDAQ.

Mr. Stewart was the only NEO who participated in the ESPP during 2016. He participated during all four of the 2016 offering periods, purchasing 45, 43, 47 and 38 shares, respectively, at per share prices of $20.03, $21.13, $22.45 and $27.01, respectively.

RETIREMENT PENSION PLAN (“PENSION PLAN”)

The Pension Plan is a qualified Code §401(a) defined benefit pension plan that the Company “froze” in 2005. Only a few “grandfathered” participants - those who had attained age 55 and earned at least 10 years of credited service on March 1, 2005 - continued to accrue benefits under the Pension Plan after that date, and the benefits of the other participants were frozen. No new participants were added after March 1, 2005. The benefits payable upon retirement at age 65 to employees participating in the Pension Plan are computed as a straight-life annuity (although other forms of actuarially-equivalent benefits are offered) based on the following formula: 1.6% of average final compensation (in general, the participant’s highest 60 consecutive months’ W-2 compensation, less incentive pay) plus .5% of average final compensation in excess of Social Security covered compensation, both amounts times years of service to a maximum of 25 years. Benefits are integrated with Social Security but they are not subject to any deduction for Social Security or other offset amounts. The benefits payable under the Pension Plan at age 65 to the participants whose benefits were frozen are determined under the formula described above, based on their average final compensation as of March 1, 2005, times a fraction, the numerator of which is the participant’s years of credited service as of March 1, 2005, and the denominator of which is the participant’s years of credited service projected to age 65.

Mr. Hardwick and Mr. Fluhler are the only two NEOs who are participants in the Pension Plan. Since they had not yet attained age 55 and earned at least 10 years of credited service on March 1, 2005, they were not eligible for “grandfathering.” They ceased accruing benefits under the Pension Plan, and their accrued benefits were frozen as of that date. As of December 31, 2016, the present value of Mr. Hardwick’s and Mr. Fluhler’s accumulated benefits were $55,743 and $31,147, respectively. If they continue their employment with the Company until age 65 and retire at that time, their annual benefits under the Pension Plan, payable as a straight-life annuity, would be approximately $8,594 and $4,440, respectively. See the Pension Benefits Table on page 34.

RETIREMENT AND INCOME SAVINGS PLAN (“§401(K) PLAN”)

The §401(k) Plan is a qualified Code §401(k) defined contribution retirement plan, under which participating employees of the Company and its subsidiaries that adopt the Plan may save for their retirement by making pre-tax and Roth after-tax contributions up to the lesser of the statutory limits ($18,000 for 2016 and 2017, plus “catch up” contributions of up to $6,000 for both years for participants over age 50) and the limits set forth in the §401(k) Plan.

The Company makes matching contributions to the §401(k) Plan on behalf of participants who make pre-tax and/or Roth after-tax contributions. The Company matches a participant’s pre-tax and Roth after-tax contributions at the rate of 100% of such contributions up to 3% of the participant’s compensation, plus 50% of such contributions to the extent they exceed 3% but do not exceed 6% of the participant’s compensation (defined as W-2 compensation plus certain voluntary pre-tax contributions, up to the Code §401(a)(17) maximum, which is $265,000 for 2016 and $270,000 for 2017). Thus, the maximum matching employer contribution is generally 4½% of a participant’s compensation (less if the participant’s compensation exceeds the Code §401(a)(17) maximum).

Plan participants who have been continuously employed by FMC since before January 1, 2010 receive additional employer contributions under the §401(k) Plan, equal to 2% of the participant’s compensation (as defined above), as limited by the Code §401(a)(17) maximum. Employees hired or rehired on or after January 1, 2010 are not eligible to receive these additional contributions.

All pre-tax and Roth after-tax participant contributions under the §401(k) Plan are fully vested, while participants become vested in employer matching contributions and additional employer contributions, if any, at the rate of 20% for each year of service. Participants become 100% vested in their employer matching contributions and additional employer contributions, if any, in the event of their death, disability (as defined in the Plan), or satisfaction of any of the Plan’s retirement requirements.

The employer matching and additional contributions made on behalf of the NEOs under the §401(k) Plan for 2016 were as follows:

Mr. Rechin - $11,925 matching contributions and $5,300 additional contributions
Mr. Hardwick - $11,925 matching contributions and $5,300 additional contribution
Mr. Stewart - $11,925 matching contributions and $5,300 additional contributions
Mr. Martin - $11,925 matching contributions and $5,300 additional contributions
Mr. Fluhler - $8,336 matching contributions and $5,287 additional contributions

These contributions are included in the column headed “All Other Compensation” in the Summary Compensation Table on page 30.

DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (“SERP”)

FMC established the SERP, a nonqualified retirement plan, in 2006. The SERP provides additional retirement benefits to executives designated by the Compensation and Human Resources Committee whose benefits under the §401(k) Plan are restricted due to the annual compensation limit under §401(a)(17) of the Code ($265,000 for 2016 and $270,000 for 2017). At the present time, the only executive designated by the Committee as a participant in the SERP is the President and CEO, Mr. Rechin. FMC contributes 12% of his annual compensation, including his base salary and his cash incentive pay, to the SERP. The Committee established this percentage after consulting with Mercer Human Resource Consulting (“Mercer”), which assisted the Committee in designing the Plan. Assuming Mr. Rechin continues to be employed by the Company until age 65, this contribution is intended to provide an income replacement ratio of approximately 35%, based on a 7% return on the Plan’s investments. Mercer advised the Committee that this income replacement ratio would provide retirement benefits to Mr. Rechin that are comparable to those paid to executives holding similar positions at peer companies in the financial services industry. Mr. Rechin’s benefit under the SERP is subject to a five year “cliff” vesting provision. He is not permitted to make employee contributions.

The Company contributed $134,791 to the SERP for 2016 on Mr. Rechin’s behalf. See the Nonqualified Deferred Compensation in 2016 Table on page 35. The SERP contribution is included in Mr. Rechin’s compensation in the column headed “All Other Compensation” in the Summary Compensation Table on page 30.

2011 EXECUTIVE DEFERRED COMPENSATION PLAN (“EDCP”)

The EDCP is a nonqualified deferred compensation plan that FMC established in 2011. Under the EDCP, participants who are designated by the Compensation and Human Resources Committee have the opportunity to defer compensation (W-2 compensation plus certain pre-tax contributions as described in the EDCP) in excess of the maximum annual salary deferrals permitted under the §401(k) Plan ($18,000 for 2016 and 2017). Participants over age 50 may also make “catch up” contributions of up to $6,000 for both years. The maximum amount that a participant may defer under the EDCP is 75% of compensation, less any amounts deferred under the §401(k) Plan. FMC may also match participant deferrals at the rate of 50% of the deferrals up to a maximum of 6% of compensation (using the §401(k) Plan definition without the Code §401(a)(17) limit), and it may also make supplemental contributions. The Company also credits a participant’s account under the EDCP with nonelective contributions equal to all deferrals and related matching contributions that are refunded to the participant for any plan year under the §401(k) Plan. Deferrals and nonelective contributions are 100% vested at all times, while matching contributions vest after five years and supplemental contributions vest after three years or, if earlier, upon the participant’s death, disability, or attainment of normal retirement age (age 65 with five years of participation in the §401(k) Plan). The Committee has delegated its authority to designate participants in the EDCP to the President and CEO, Mr. Rechin, subject to annual review by the Committee of the list of participants.

Mr. Rechin, Mr. Hardwick, and Mr. Stewart were the NEOs who participated in the EDCP in 2016, as the Nonqualified Deferred Compensation in 2016 Table on page 35 shows. Their contributions to the Plan were either deferrals by the NEOs or nonelective contributions equal to deferred amounts that were refunded to the NEOs in 2016 under the §401(k) Plan, or both; and FMC’s contributions were all nonelective contributions equal to matching contributions that were refunded to the NEOs in 2016 under the §401(k) Plan. Their total contributions were as follows:

Mr. Rechin - participant contributions of $737 and FMC contributions of $28
Mr. Hardwick - participant contributions of $17,485 and FMC contributions of $51
Mr. Stewart - participant contributions of $3,116 and FMC contributions of $0

CHANGE OF CONTROL AND OTHER EMPLOYMENT OR SEVERANCE AGREEMENTS

FMC has change of control agreements with the NEOs and certain other senior management employees because it believes these agreements promote the interests of the Company and its shareholders by providing them a financial incentive to remain with the Company and continue to act in the Company’s and the shareholders’ best interests in the event of a proposed acquisition or change of control situation in which they might otherwise decide to terminate employment due to the uncertainties of their own circumstances. The change of control agreements are “double trigger” agreements, meaning that severance benefits are payable to the executive only if: (1) a change of control occurs; and (2) the executive’s employment is terminated or constructively terminated following the change of control. The agreements provide that this termination must occur within 24 months following the change of control in order for the agreement to apply and benefits to be payable. No benefits are payable in the event of an executive’s voluntary retirement, death, disability or termination for cause. The definitions of “change of control” and “constructive termination” are set forth on page 37, in the narrative accompanying the Change of Control Agreements Table. The agreements also define “termination for cause.” Payments under the change of control agreements are calculated as a multiple of the sum of the executive’s annual base salary at the time of receiving notice of termination and the largest annual cash incentive payment received by the executive under the SMICP during the two years preceding the date of termination. For 2016, this multiple was 2.99 for Mr. Rechin, Mr. Hardwick, Mr. Stewart and Mr. Martin, and 1.50 for Mr. Fluhler.

The change of control agreements cover only a few employees and represent a relatively small percentage of FMC’s market capitalization; therefore, the Compensation and Human Resources Committee and the Board do not believe that their existence would discourage any proposed acquisition of the Company. The agreements were not executed in response to an effort to acquire control of the Company, and the Board is not aware of any such effort.

Except for the change of control agreements, the Company does not have employment or other severance agreements with any of the NEOs. Under Indiana law, the NEOs are deemed to be “at will” employees.

MITIGATION OF RISKS

In designing and implementing the executive compensation plans, FMC makes all reasonable efforts to ensure that the plans do not include any cash or equity-based incentive or other feature that might encourage executives to take unnecessary and excessive risks that threaten the value of the Company or encourage the manipulation of reported earnings of the Company to enhance the compensation of any executive. The Risk and Credit Policy Committee oversees the management of enterprise-wide risk for the Company; however, the Compensation and Human Resources Committee has the primary responsibility for overseeing the management of compensation plan risks. The two Committees share continuing responsibility for monitoring risk exposure to assure that it remains within established limits and that significant risk exposures are brought to the attention of the full Board.

Compensation plan risks are mitigated in a number of ways. They include the following:

•
The Compensation and Human Resources Committee receives formal assessments, approximately annually, from the Company’s Senior Vice President and Chief Risk Officer, Jeffrey B. Lorentson, of the risks posed by the executive compensation plans and how to limit these risks. The Committee discusses, evaluates and reviews these assessments with Mr. Lorentson.

•	Executive compensation is a mix of cash and equity, fixed and variable compensation, and annual and long-term incentives.

•
The SMICP, the nonequity incentive compensation plan covering the NEOs and other management employees, caps the NEOs’ incentive award payouts at 200% of target for the earnings per share metric, and less for other metrics.

•	The SMICP has tiered goals and award levels, with narrower bands or increments, not “all or nothing” goals or larger bands or increments.

•	The SMICP has a “clawback” provision under which the Company may recover a payment made to an executive officer if the payment is based on a materially inaccurate financial statement.

•	The Company has a written policy prohibiting senior managers from engaging in hedging or short sales of FMC stock.

•	The LTEIP, the equity incentive plan covering the NEOs and other management employees, provides that restricted stock awards will not vest for three years.

•	The LTEIP also provides that executive officers must hold approximately 25% of the shares awarded to them under the Plan until their death, retirement, termination of employment, or change of control.

•	The LTEIP also states that executive officers are expected to acquire and hold FMC stock at least equal to their then current annual salary within six years of commencing participation in the Plan.

•	The Company does not have employment or severance agreements with its NEOs, thus avoiding multi-year guaranteed employment terms.

•	None of FMC’s compensation programs include tax gross-ups, single trigger change of control agreements, or extravagant executive perquisites.

•	The Company periodically engages a compensation consultant to review FMC’s executive salaries and compensation programs to ensure they are competitive but not overly generous.

•
The Company has an Ethics and Integrity Policy, monitored by the Audit Committee, under which employees and others may raise concerns regarding accounting, internal controls, or auditing matters. It includes the option to anonymously report conduct and matters covered by the Policy through a toll-free ethics hotline operated by an outside company.

Based on these risk mitigation undertakings, the Compensation and Human Resources Committee does not believe that the risks arising from FMC’s compensation policies and practices for its executive employees are reasonably likely to have a material adverse effect on the Company within the scope of Item 402(s) of SEC Regulation S-K.

SHAREHOLDER ADVISORY VOTE ON NEO COMPENSATION AT 2016 ANNUAL MEETING

In accordance with Rule 14A-21(a) under the Securities Exchange Act of 1934, the Company held a separate shareholder advisory vote at the 2016 Annual Meeting on a resolution to approve the compensation of its NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in the 2016 proxy statement. Of the shares that were voted, 28,820,067 (97.67%) were voted in favor of the resolution, 598,284 (2.02%) were voted against the resolution, and 89,095 (0.30%) abstained. The Compensation and Human Resources Committee considered these results at its first meeting following the vote and concluded that the vote showed that the shareholders supported the Company’s executive compensation policies and programs. The Committee did not make any significant changes in 2016 to the executive compensation policies and programs on the basis of this advisory vote.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information concerning the NEOs’ 2014, 2015 and 2016 compensation:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-equity Incentive Plan Compensation(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

Michael C. Rechin	2014	$399,420	$197,492	$215,683	$—	$156,101	$968,696
President and Chief	2015	502,181	306,458	266,544	—	167,923	1,243,106
Executive Officer	2016	516,971	351,150	372,219	—	171,362	1,411,702

Mark K. Hardwick	2014	293,043	146,592	140,659	18,122	24,993	623,409
Executive Vice President,	2015	317,347	283,986	112,424	—	27,519	741,276
Chief Operating Officer	2016	333,531	222,395	173,905	6,534	31,897	768,262
and Chief Financial Officer

Michael J. Stewart	2014	286,077	146,592	137,317	—	24,953	594,939
Executive Vice President	2015	310,077	283,986	109,848	—	27,536	731,447
and Chief Banking Officer	2016	309,914	210,690	148,759	—	31,681	701,044

John J. Martin	2014	228,888	101,800	109,865	—	21,728	462,281
Executive Vice President and	2015	249,193	137,220	88,278	—	24,249	498,940
Chief Credit Officer	2016	249,167	175,575	119,600	—	26,595	570,937

Stephan H. Fluhler	2014	181,235	20,360	63,120	9,684	14,017	288,416
Senior Vice President and	2015	205,268	22,870	53,997	—	16,172	298,307
Chief Information Officer	2016	210,244	28,092	73,606	3,487	15,255	330,684

(1)
A discussion of the assumptions used in calculating these values is contained in Note 19 to the 2016 audited financial statements, on page 91 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

(2)
The amounts shown in the Nonequity Incentive Plan Compensation column are payments under the SMICP for performance in the years indicated. However, the NEOs received these payments in February or March of the following year. None of the NEOs received a bonus for 2014, 2015 or 2016 except for these payments under the SMICP.

(3)
The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for Mr. Hardwick and Mr. Fluhler are the changes in the actuarial present value of their frozen benefits under the Pension Plan for the years indicated. The present value of Mr. Hardwick's and Mr. Fluhler's benefits decreased by $6,100 and $3,127, respectively, in 2015. SEC rules require that negative earnings be shown as $0 in the Summary Compensation Table. Mr. Rechin, Mr. Stewart and Mr. Martin have not participated in any Company-sponsored defined benefit plan or other actuarial pension plan. No NEO received above-market or preferential earnings on deferred compensation for 2014, 2015 or 2016.

(4)	The amounts shown in the All Other Compensation column include the following for the years indicated:

Mr. Rechin

•	§401(k) Plan FMC matching contributions of $11,700 (2014), $11,925 (2015) and $11,925 (2016)

•	Additional §401(k) Plan FMC contributions of $5,200 (2014), $5,300 (2015) and $5,300 (2016)

•	FMC contributions to the SERP of $128,515 (2014), $136,554 (2015) and $134,791 (2016)

•	Reinvested dividends on restricted stock awards valued at $10,378 (2014), $13,810 (2015) and $19,346 (2016)

Mr. Hardwick

•	§401(k) Plan FMC matching contributions of $11,700 (2014), $11,925 (2015) and $11,925 (2016)

•	Additional §401(k) Plan FMC contributions of $5,200 (2014), $5,300 (2015) and $5,300 (2016)

•	Reinvested dividends on restricted stock awards valued at $7,916 (2014), $10,113 (2015) and $14,672 (2016)

Mr. Stewart

•	§401(k) Plan FMC matching contributions of $11,700 (2014), $11,925 (2015) and $11,925 (2016)

•	Additional §401(k) Plan FMC contributions of $5,200 (2014), $5,300 (2015) and $5,300 (2016)

•	Reinvested dividends on restricted stock awards valued at $7,871 (2014), $10,113 (2015) and $14,456 (2016)

Mr. Martin

•	§401(k) Plan FMC matching contributions of $11,700 (2014), $11,925 (2015) and $11,925 (2016)

•	Additional §401(k) Plan FMC contributions of $5,200 (2014), $5,300 (2015) and $5,300 (2016)

•	Reinvested dividends on restricted stock awards valued at $4,702 (2014), $6,890 (2015) and $9,370 (2016)

Mr. Fluhler

•	§401(k) Plan FMC matching contributions of $8,025 (2014), $9,275 (2015) and $8,336 (2016)

•	Additional §401(k) Plan FMC contributions of $4,586 (2014), $5,300 (2015) and $5,287 (2016)

•	Reinvested dividends on restricted stock awards valued at $1,214 (2014), $1,401 (2015) and $1,634 (2016)

No NEO received perquisites for 2014, 2015 and 2016 with a total value of more than $10,000, which is the threshold amount under Item 402(c)(2)(ix) of SEC Regulation S-K for reporting perquisites in the Summary Compensation Table.

The Company does not have employment agreements with any of the NEOs.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information concerning all of the grants of plan-based awards made to the NEOs for 2016. The nonequity incentive plan awards were made under the SMICP, and the stock awards were grants of restricted stock made under the LTEIP. No stock option awards were made to any of the NEOs for 2016. The SMICP and the LTEIP are described in the Compensation Discussion and Analysis, on pages 19-28.

GRANTS OF PLAN-BASED AWARDS FOR 2016

		Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Shares of Stock	Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold	Target	Maximum
Michael C. Rechin	--	$0	$310,183	$620,366

	3/7/16				15,000	351,150

Mark K. Hardwick	--	0	133,412	266,824

	3/7/16				9,500	222,395

Michael J. Stewart	--	0	123,966	247,932

	3/7/16				9,000	210,690

John J. Martin	--	0	99,667	199,334

	3/7/16				7,500	175,575

Stephan H. Fluhler	--	0	63,073	94,609

	3/7/16				1,200	28,092

(1)
The amounts shown in the Estimated Future Payouts under Nonequity Incentive Plan Awards column were the range of payouts to the NEOs for targeted performance for 2016 under the SMICP. The payments made to the NEOs for 2016 performance under the SMICP are shown in the Nonequity Incentive Plan Compensation column of the Summary Compensation Table on page 30.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information concerning unexercised stock options, stock awards that have not vested, and equity incentive plan awards for each of the NEOs outstanding as of the end of the Company’s 2016 fiscal year.

OUTSTANDING EQUITY AWARDS AT END OF 2016 FISCAL YEAR

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
Michael C. Rechin				39,313	$1,480,134

	15,000	$28.25	2/27/18

	5,000	15.32	2/19/23

Mark K. Hardwick				29,429	1,108,002

Michael J. Stewart	6,000	25.44	1/29/18	28,922	1,088,913

John J. Martin				19,088	718,663

Stephan H. Fluhler	500	9.20	2/11/21	3,306	124,471

(1)	None of the NEOs had option awards that were not vested at the end of the 2016 fiscal year.

(2)	The vesting dates of the stock awards that had not vested at the end of the 2016 fiscal year are:

Mr. Rechin

10,195 shares vested on February 11, 2017
13,892 shares will vest on February 26, 2018
15,226 shares will vest on March 7, 2019

Mr. Hardwick

7,567 shares will vest on February 11, 2017
8,293 shares will vest on February 26, 2018
9,643 shares will vest on March 7, 2019
3,926 shares will vest on October 27, 2020

Mr. Stewart

7,567 shares will vest on February 11, 2017
8,293 shares will vest on February 26, 2018
9,136 Shares will vest on March 7, 2019
3,926 shares will vest on October 27, 2020

Mr. Martin

5,255 shares will vest on February 11, 2017
6,220 shares will vest on February 26, 2018
7,613 shares will vest on March 7, 2019

Mr. Fluhler

1,051 shares will vest on February 11, 2017
1,036 shares will vest on February 26, 2018
1,219 shares will vest on March 7, 2019

(3)
The market value of the stock awards that had not vested at the end of the 2016 fiscal year was computed by multiplying the closing market price of FMC’s stock on December 31, 2016 ($37.65/share) by the number of shares that had not vested.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information concerning each exercise of a stock option and each vesting of a stock grant, including restricted stock and restricted stock units, during FMC’s 2016 fiscal year for each of the NEOs.

OPTION EXERCISES AND STOCK VESTED DURING 2016

Name	Option Awards			Stock Awards
	Exercise Date	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Michael C. Rechin	11/29/16	12,000	$97,200	10,411	$230,708
	11/29/16	13,300	306,299
Mark K. Hardwick	11/14/16	8,000	46,400	8,328	184,548
	11/14/16	8,000	30,880
	12/7/16	7,500	186,600
	12/7/16	2,000	42,060
Michael J. Stewart				8,328	184,548

John J. Martin	8/18/16	2,000	31,880	5,726	126,888
	8/18/16	2,000	42,380
	8/18/16	1,000	17,880
Stephan H. Fluhler				1,405	31,135

(1)
The value realized on exercise was computed by multiplying the number of shares acquired on exercise by the difference between the market value of the shares and the exercise price on the exercise date. The shares Mr. Rechin acquired on November 29, 2016 had a market value $34.41 and exercise prices of $26.31 and $11.38, respectively. The shares Mr. Hardwick acquired on November 14, 2016 had a market value of $32.11 and exercise prices of $26.31 and $28.25, respectively; and the shares he acquired on December 7, 2016 had a market value of $36.26 and exercise prices of $11.38 and 15.23, respectively. The shares Mr. Martin acquired on August 18 , 2016 had a market value of $27.08 and exercise prices of $11.14, $5.89 and $9.20, respectively.

(2)
The vesting date for each of the stock awards was February 19, 2016. The value realized on vesting was computed by multiplying the number of shares that vested by the market value of the shares ($22.16/share) on the vesting date.

PENSION BENEFITS TABLE

The following table provides information concerning the Pension Plan with respect to each of the NEOs as of December 31, 2016.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Michael C. Rechin	N/A	N/A	N/A	N/A
Mark K. Hardwick	FMC Retirement Pension Plan	7.32	$55,743	$0
Michael J. Stewart	N/A	N/A	N/A	N/A
John J. Martin	N/A	N/A	N/A	N/A
Stephan H. Fluhler	FMC Retirement Pension Plan	4.76	31,147	0

(1)
Mr. Rechin, Mr. Stewart and Mr. Martin are not participants in the Pension Plan, because they were not employed by the Company on March 1, 2005, when the Pension Plan was frozen. Mr. Hardwick and Mr. Fluhler are participants in the Pension Plan, but their benefits were frozen, effective March 1, 2005, because they had not yet attained age 55 and accrued 10 years of credited service as of that date. Their years of credited service under the plan are one fewer than their number of actual years of service with the Company when the Plan was frozen. Neither Mr. Hardwick nor Mr. Fluhler is currently eligible for normal or early retirement under the Pension Plan.

(2)
The assumptions used in calculating the present value of accumulated benefits are discussed in Note 20 to FMC’s 2016 audited financial statements, on page 93 of FMC’s Annual Report on Form 10-K for the year ended December 31, 2016.

The Pension Plan is a tax-qualified Code §401(a) defined benefit pension plan. The benefits payable upon retirement at age 65 to employees participating in the Pension Plan are computed as a straight-life annuity (although other forms of actuarially-equivalent benefits are offered) based on the following formula: 1.6% of average final compensation (in general, the participant’s highest 60 consecutive months’ W-2 compensation, less incentive pay) plus .5% of average final compensation in excess of Social Security covered compensation, both amounts times years of service to a maximum of 25 years. Benefits are integrated with Social Security but they are not subject to any deduction for Social Security or other offset amounts. The benefits payable under the Pension Plan at age 65 to the participants whose benefits were frozen, effective March 1, 2005, are determined under the formula described above, based on their average final compensation as of that date, times a fraction, the numerator of which is the participant’s years of credited service as of March 1, 2005, and the denominator of which is the participant’s years of credited service projected to age 65.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The Company has two nonqualified deferred compensation plans - the SERP (established in 2006) and the EDCP (established in 2011). The following table shows the dollar amounts of contributions, earnings, withdrawals, distributions and the aggregate balances of the NEOs’ deferred benefit accounts under the SERP and/or the EDCP as of December 31, 2016.

NONQUALIFIED DEFERRED COMPENSATION IN 2016

Name	Plan Name(1)	Executive Contributions in Last Fiscal Year(2)(3)	Company's Contributions in Last Fiscal Year(2)(3)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End
Michael C. Rechin	SERP	$0	$134,791	$70,608	0	$900,206

Michael C. Rechin	EDCP	737	28	596	0	6,820

Mark K. Hardwick	EDCP	17,485	51	25,611	0	109,158

Michael J. Stewart	EDCP	3,116	0	1,770	0	29,785

John J. Martin	EDCP	0	0	0	0	0

Stephan H. Fluhler	EDCP	0	0	0	0	0

(1)	The “SERP” is the First Merchants Corporation Defined Contribution Supplemental Executive Retirement Plan; and the “EDCP” is the First Merchants Corporation 2011 Executive Deferred Compensation Plan.

(2)
Mr. Rechin is currently the only participant in the SERP. No amount is shown for Mr. Rechin in the Executive contributions in last fiscal year column for the SERP because participants may not make contributions to their accounts under that Plan. The amount shown for Mr. Rechin in the Company contributions in last fiscal year column for the SERP is the amount, equal to 12% of Mr. Rechin’s compensation, credited by the Company to his deferred benefit account for 2016 (but paid in early 2017). This amount is also reported as compensation to Mr. Rechin in the Summary Compensation Table on page 30, in the column headed “All Other Compensation.”

(3)
Mr. Rechin, Mr. Hardwick and Mr. Stewart participated in the EDCP in 2016. The EDCP also has other participants besides the NEOs. The amounts shown for the NEOs in the Executive contributions in last fiscal year column for the EDCP were either amounts deferred by the NEOs in 2016 or nonelective contributions equal to deferred amounts that were refunded to the NEOs in 2016 under the §401(k) Plan, or both. The amounts shown for the NEOs in the Company’s contributions in last fiscal year column for the EDCP were nonelective contributions equal to matching contributions that were refunded to the NEOs in 2016 under the §401(k) Plan. These matching contributions were reported as compensation to the NEOs in the Summary Compensation Table in the proxy statement for the 2016 annual meeting of shareholders.

The SERP and the EDCP are unfunded, and benefits payable under these Plans depend solely on the unsecured promise of the Company. The Company has established a “rabbi” trust (“Trust”), with the First Merchants Private Wealth Advisors division of its subsidiary, First Merchants Bank, as the trustee. The Company makes annual contributions to the Trust to help pay its liabilities under the SERP and the EDCP. However, the SERP and EDCP participants have no preferred claim on, or any beneficial ownership interest in, the assets of the Trust. The Company may make investment options available to a participant but is under no obligation to invest its contributions according to the option selected. The actual investment returns for a participant’s account may differ from the returns on the investments requested by the participant. A participant may request changes in the investment options daily, by submitting written investment allocation requests to the trustee. The SERP and the EDCP are operated in compliance with Code §409A.

The SERP provides additional retirement benefits to key executive employees designated by the Compensation and Human Resources Committee whose benefits under the §401(k) Plan are restricted due to the annual compensation limit for qualified plans under §401(a)(17) of the Code ($265,000 for 2015 and 2016, and $270,000 for 2017). Under the SERP, the Company annually credits a percentage, as determined by the Committee, of a participant’s compensation (basically, salary plus nonequity incentive pay) for the plan year to a deferred benefit account established for the participant. To be eligible for such a credit, a participant must have made contributions to the §401(k) Plan sufficient to be entitled to receive the maximum matching employer contributions for the year. Participants may not make contributions to their accounts under the SERP. A participant’s interest in his or her deferred benefit account under the SERP vests upon the earliest of the participant’s death, disability, involuntary termination (except for cause), a change of control of the Company (as defined in the change of control agreements), or after five years of participation in the plan. The account balance, adjusted for investment gain or loss, is payable in 36 monthly installments following the participant’s death, disability or separation from service (the initial payment is delayed six months and made retroactively if made on account of the participant’s separation from service).

The EDCP gives eligible salaried employees the opportunity to defer compensation (W-2 compensation plus certain pre-tax contributions as described in the plan) in excess of the maximum annual deferrals permitted under the §401(k) Plan. The maximum deferral under the §401(k) Plan was $18,000 for 2016 and 2017. Participants over age 50 could also make “catch up” contributions of up to $6,000 for both years. The EDCP provides that eligible participants are to be designated by the Compensation and Human Resources Committee. However, the Committee has delegated this authority to Mr. Rechin, for participants other than himself, subject to annual review by the Committee of the list of participants. The maximum amount that a participant can defer under the EDCP is 75% of his or her compensation, less any amounts deferred under the §401(k) Plan. FMC may also credit matching contributions to a participant’s account equal to 50% of the participant’s deferrals up to 6% of compensation, and it may credit a participant’s account with supplemental contributions. In addition, the Company will credit a participant’s account with nonelective contributions equal to all deferrals and related matching contributions that are refunded to the participant for any plan year under the §401(k) Plan. Deferrals and nonelective contributions under the EDCP are 100% vested at all times, while matching contributions vest after five years, and supplemental contributions vest after three years. All amounts credited to a participant’s account vest upon the participant’s death, disability, or attainment of normal retirement age (age 65 with five years of participation in the §401(k) Plan). The terms “deferrals” and “contributions” in the EDCP are for ease of reference; they are actually only credits to participants’ accounts under the plan. A participant may designate the date account balances will be distributed, or commence to be distributed, under the EDCP (so long as the date is at least two years following the beginning of the plan year for which the first deferral under the plan is made), and whether distribution will be made in a lump sum or installments (the initial payment to certain key executives, including the NEOs, is delayed six months and made retroactively if made on account of the participant’s separation from service). If a participant dies, becomes disabled, or experiences an unforeseeable emergency (as defined in the EDCP), his or her benefit will be distributable in a lump sum within 90 days of the event. In the event of a change of control (as defined in the regulations under Code Section 409A), a participant’s benefit will be distributed in a lump sum on the date of the change of control.

CHANGE OF CONTROL AGREEMENTS TABLE

The Company does not have an employment or severance agreement with any of the NEOs.

FMC has a “double trigger” change of control agreement with each of the NEOs that, in general, would provide for a severance payment to the NEO in the event of a change of control of the Company that is followed by a termination or constructive termination of the NEO’s employment within 24 months after the change of control. A "change of control" is defined as an acquisition by any person of 25% or more of FMC’s voting shares, a change in the makeup of a majority of the Board over a 24‑month period, a merger of FMC in which the shareholders before the merger own 50% or less of the Company’s voting shares after the merger, or approval by FMC’s shareholders of a plan of complete liquidation of FMC or an agreement to sell or dispose of substantially all of the Company’s assets. A "constructive termination" is defined as a significant reduction in duties, compensation or benefits or a relocation of the NEO’s office outside the area described in the agreement, unless agreed to by the NEO. No payment would be made under the agreement if the termination was for “cause” (as defined in the change of control agreement) or if the termination was because of the NEO’s death, disability or voluntary retirement, or if the NEO voluntarily terminated employment (unless due to constructive termination).

If the two triggering events occur, the agreement provides that the NEO would be entitled, in addition to base salary and incentive compensation accrued through the date of termination, to payment from the Company, or its successor in the event of a purchase, merger or consolidation, of a lump sum severance payment in an amount determined by multiplying the sum of the NEO’s annual base salary as in effect on the date the NEO receives notice of termination and the largest cash incentive plan payment received by the NEO under the SMICP during the two years preceding the date of termination, by the percentage set forth in the agreement (299% for Mr. Rechin, Mr. Hardwick, Mr. Stewart and Mr. Martin, and 150% for Mr. Fluhler). In such event, the NEO’s outstanding stock options would be canceled; and, in lieu thereof, the NEO would receive a lump sum amount equal to the bargain element value of these options, if any. The restrictions on any shares of restricted stock held by the NEO when the two triggering events occurred would also lapse, and the NEO’s unvested benefits under the nonqualified deferred compensation plans would vest. The NEO would also be entitled to outplacement services, reasonable legal fees and expenses incurred as a result of the termination, and life, disability, accident and health insurance coverage until the earlier of two years following the date of termination or the NEO’s 65th birthday. The insurance coverage would be similar to what the NEO was receiving immediately prior to the notice of termination, and the Company would pay the same percentage of the cost of such coverage as it was paying on the NEO’s behalf on the date of such notice.

The following table shows the lump sum severance payment amounts that would have been payable to the NEOs under the change of control agreements if both of the triggering events had occurred on December 31, 2016. The table also shows the bargain element values of the NEOs’ outstanding stock options on that date and the estimated values of their life, disability, accident and health insurance coverages for two years following that date.

CHANGE OF CONTROL AGREEMENTS

Name	Multiplier	Severance Benefit Amount	Bargain Element Values of Outstanding Stock Options	Estimated Values of Insurance Coverages for Two Years
Michael C. Rechin	299%	$2,350,795	$252,650	$32,540

Mark K. Hardwick	299%	1,303,114	—	31,410

Michael J. Stewart	299%	1,259,905	73,260	31,166

John J. Martin	299%	1,012,857	—	29,076

Stephan H. Fluhler	150%	399,130	14,225	11,516

The change of control agreements were not entered into in response to any effort to acquire control of the Company, and the Board is not aware of any such effort.

VOTING ITEM 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Rule 14A-21(a) under the Securities Exchange Act of 1934, the Company annually includes, in association with its Annual Meeting, a separate, nonbinding resolution subject to shareholder advisory vote to approve the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in the proxy statement.

The Company’s executive compensation policies and programs are designed to link the interests of the NEOs and the other shareholders by aligning the NEOs’ pay and other financial incentives with the Company’s and their own individual long-term and short-term performance and by increasing their ownership of the Company’s stock. The material elements of these programs are discussed in the Compensation Discussion and Analysis.

At the 2016 Annual Meeting, shareholders voted 97.67% of the shares to approve the NEOs’ compensation. Only 2.02% of the shares were voted against approval, and 0.31% of the shares abstained. The Board and the Compensation and Human Resources Committee considered these results and have concluded that the shareholders support a continuation of the Company’s existing executive compensation policies and programs. The Committee did not make any significant changes in 2016 to the previous year’s policies and programs.

We are again asking our shareholders to approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed and discussed in the Compensation Discussion and Analysis, the compensation tables, and related material in Section VI of this proxy statement, entitled “Compensation of Named Executive Officers,” on pages 19-38. Shareholders are encouraged to consider this information prior to voting on the resolution. While this vote is nonbinding, the Board and the Compensation and Human Resources Committee value shareholder opinion as expressed through this vote and will consider it when deciding whether to continue the existing executive compensation philosophy and programs or to make significant changes in the future.

After the upcoming vote in association with the 2017 Annual Meeting, the next following shareholder advisory vote to approve the compensation of the Company’s NEOs will occur in association with the 2018 Annual Meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE FOLLOWING RESOLUTION:

RESOLVED, THAT THE SHAREHOLDERS APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE “COMPENSATION DISCUSSION AND ANALYSIS,” THE COMPENSATION TABLES AND ANY RELATED MATERIAL IN THE PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS.

VII. COMPENSATION OF DIRECTORS

Each of the nonemployee directors, except for Mr. English, was paid an annual retainer of $85,000 for the director’s services in that capacity during 2016. Since Mr. English retired from the Board effective October 1, 2016, he was paid a pro rata retainer. Mr. Rechin, as FMC’s President and CEO, was not separately compensated for his services as a director. In addition to his retainer, Mr. Schalliol received $35,000 for his services as the Board Chair; however, he did not receive additional compensation for his services as Chair of the Compensation and Human Resources Committee. In addition to their retainers, Mr. Sherman received $10,000 for his services as Chair of the Audit Committee, Mr. Walker received $5,000 for his services as Chair of the Nominating and Governance Committee, and Ms. Wojtowicz received $5,000 for her services as Chair of the Risk and Credit Policy Committee. Ms. Wojtowicz, Mr. Halderman, Mr. Schalliol and Mr. Walker each received $5,000 for their services as members of the Risk and Credit Policy Committee, due to the time demands serving on that Committee entails. Directors do not receive separate meeting fees, as their duties include regular attendance and active participation in Board and Committee meetings. The directors’ compensation is paid quarterly in arrears on the last business day of each calendar quarter.

In 2008, the shareholders approved the Equity Compensation Plan for Nonemployee Directors (“ECPND”). The ECPND was designed to strengthen the alignment between the nonemployee directors’ compensation and long-term shareholder interests by requiring that at least 50% of their compensation, including annual retainers and fees for chairing or serving on Board Committees, be paid in the form of restricted shares of FMC common stock valued at fair market value (the closing price as reported by NASDAQ) on the date of payment. The restricted shares are nontransferable until the restrictions lapse, on the earliest of the following dates: (i) the third anniversary of the date the shares were issued if the director has served continuously as a director since the shares were issued; (ii) the date the director retires as a director after having attained age 55; (iii) the date of the director’s death or total and permanent disability (as defined in Code §22(e)(3)); or (iv) the date of a change of control, as defined in the Long-term Equity Incentive Plan (“LTEIP”). If the director’s service as a director ends before the restrictions lapse, the director forfeits the restricted shares. The director is deemed to be the beneficial owner of the restricted shares, with the right to vote and receive all dividends and other distributions with respect to the shares, unless and until they are forfeited.

Effective as of January 1, 2015, based in part on a recommendation from Buck Consultants, a human resources consulting firm that the Compensation and Human Resources Committee has hired from time to time, the Board increased the percentage of the nonemployee directors’ compensation that is payable in restricted shares from 50% to 62.5%, thus reducing the percentage that is payable in cash from 50% to 37.5%. This change in the structure of the nonemployee directors’ compensation further aligns their interests with long-term shareholder interests.

Also based in part on a recommendation from Buck Consultants, effective as of January 1, 2015, the Board amended the LTEIP to eliminate a provision in that plan for an automatic annual award to nonemployee directors of an option to purchase FMC common stock. Under that provision, the nonemployee directors received a stock option grant each July 1 to purchase 1,500 shares of FMC common stock at the closing market price of the shares on the date of the grant. Thus the nonemployee directors were awarded the stock options on July 1, 2014 but not on or after July 1, 2015. The Company had already ceased awarding stock options to any of its executive officers and other employees beginning in 2014, as recommended by Buck Consultants, instead relying on restricted stock grants as the sole form of equity awards to employees. The 2015 elimination of stock option awards to the nonemployee directors, coupled with the increased emphasis on restricted stock in the makeup of the directors’ compensation, mirrored the changes previously made in the structure of the employees’ equity compensation.

A Board-established stock ownership guideline applies to all nonemployee directors, under which they are to acquire and hold shares of FMC common stock equal in value to at least three times their total annual compensation for their services as directors. Directors are expected to meet this guideline as soon as reasonably possible, and in all cases within six years after the director is first elected to the Board. All of the current directors have met this guideline or are on course to do so within this period.

The following table contains information concerning the compensation paid to the nonemployee directors for their services as directors in 2016.

DIRECTOR COMPENSATION FOR 2016 FISCAL YEAR

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation(3)	Total

Michael R. Becher	$31,946	$53,053	$2,886	$87,885
Roderick English(4)	23,949	39,801	2,068	65,818
F. Howard Halderman(5)	39,305	56,195	2,650	98,150
William L. Hoy(5)	37,947	53,053	2,886	93,886
Gary J. Lehman(5)	46,947	53,053	2,886	102,886
Charles E. Schalliol	46,934	78,066	4,493	129,493
Patrick A. Sherman	35,688	59,312	3,287	98,287
Terry L. Walker	35,688	59,312	3,287	98,287
Jean L. Wojtowicz	35,688	59,312	3,287	98,287

(1)	The grant date fair values of the 2016 quarterly restricted stock awards to the directors were as follows:

March 31, 2016	$23.57/share
June 30, 2016	24.93/share
September 30, 2016	26.75/share
December 31, 2016	37.65/share

A discussion of the assumptions used in calculating these values is contained in Note 19 to the 2016 audited financial statements, on page 91 of FMC’s Annual Report on Form 10-K for the year ended December 31, 2016.

(2)	The aggregate number of stock awards that had not vested under the ECPND at the end of the 2016 fiscal year for each nonemployee director was as follows:

Mr. Becher	5,450
Mr. English	—
Mr. Halderman	5,670
Mr. Hoy	5,450
Mr. Lehman	5,450
Mr. Schalliol	8,357
Mr. Sherman	6,175
Mr. Walker	6,175
Ms. Wojtowicz	6,175

(3)
The dollar amounts shown under “All Other Compensation” represent the dividends paid during 2016 on the stock awards to the nonemployee directors under the Equity Compensation Plan for Nonemployee Directors.

(4) Mr. English retired as a director as of October 1, 2016.

(5) In addition to their compensation for serving as FMC directors, Mr. Halderman received $5,500, Mr. Hoy received $6,000, and Mr. Lehman received $15,000 from FMC’s wholly owned subsidiary bank, First Merchants Bank, for serving as a regional director of the Bank’s Eastern, Ohio and Lafayette Region, respectively, in 2016.

As noted above, no option awards were made to the nonemployee directors during 2016. However, in 2014 and preceding years, options to purchase FMC common stock at the closing market price of the shares on the date of the award were automatically made under the LTEIP to nonemployee directors each year on July 1. These option awards expire ten years after the date of the award, unless they have been exercised prior to the expiration date.

The aggregate number of option awards outstanding under the LTEIP for each nonemployee director at the end of the 2016 fiscal year was as follows:

Mr. Becher	4,500
Mr. English	—
Mr. Halderman	—
Mr. Hoy	10,157
Mr. Lehman	6,000
Mr. Schalliol	11,314
Mr. Sherman	9,000
Mr. Walker	11,314
Ms. Wojtowicz	11,314

VIII. TRANSACTIONS WITH RELATED PERSONS

Certain directors and executive officers of FMC and their associates are customers of and have had transactions with FMC’s wholly owned subsidiary, First Merchants Bank, from time to time in the ordinary course of business. Additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features.

In accordance with FMC’s Code of Business Conduct, all transactions in which the Company is or is to be a participant and the amount involved exceeds $120,000, and in which a director or executive officer of the Company, or any member of his or her immediate family, had or will have a direct or indirect material interest, will be reviewed for potential conflict of interest and must be approved by the Audit Committee. Under the standards set forth in the Code of Business Conduct, the Audit Committee will determine whether the transaction might pose an actual or apparent conflict of interest and, if so, whether the conflict would prevent the director or executive officer from complying with his or her obligation never to allow personal interests to interfere with objectivity in performing responsibilities to the Company and never to use or attempt to use a position with the Company to obtain any improper personal financial or other benefit for the director or executive officer, his or her family members, or any other person.

IX. SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to file reports of ownership and changes in ownership of the Company’s stock with the SEC. Based on its records and the written representations of its directors and executive officers, FMC believes that during 2016 these persons complied with all Section 16(a) filing requirements, except for one late Form 4 filing on October 14, 2016 related to a phantom stock purchase by Mark Hardwick under the Company's EDCP.

X. VOTING ITEMS RELATED TO AMENDING THE COMPANY'S ARTICLES OF INCORPORATION

On February 9, 2016, FMC’s Board of Directors unanimously approved and agreed to recommend to the Company’s shareholders adoption of the following amendments to Article V of the Company’s Articles of Incorporation: (1) amendment of Article V, Section 1, to increase the authorized shares of common stock of the Corporation from fifty million (50,000,000) shares to one hundred million (100,000,000) shares; and (2) elimination of Article V, Sections 4 and 5, which created and set forth the terms and provisions of the following series of preferred stock: (a) the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and (b) the Senior Non-cumulative Perpetual Preferred Stock, Series B. Adoption of these amendments by the shareholders is now being sought.

The full text of Article V of the Company’s Articles of Incorporation, with the proposed amendment and elimination, would read as follows:

ARTICLE V

Authorized Shares

Section 1.    Number of Shares. The total number of shares of common stock which the Corporation is to have authority to issue is 100,000,000, all with no par value. The total number of shares of preferred stock the Corporation is to have authority to issue is 500,000, all with no par value.

Section 2.    Terms of Shares. The authorized shares of "Common Stock" shall be equal to every other share of Common Stock and shall participate equally with other shares of Common Stock in all earnings and profits of the Corporation and on distribution of assets, either on dissolution, liquidation or otherwise. The authorized shares of "Preferred Stock" shall be equal to every other share of Preferred Stock and shall participate equally with other shares of Preferred Stock. The terms of the Preferred Stock and its relative rights, preferences, limitations or restrictions shall be established by the Board of Directors prior to issuance of any Preferred Stock.

Section 3.    Voting Rights. Each holder of Common Stock shall have the right to vote on all matters presented to shareholders and shall be entitled on all matters including elections of Directors to one vote for each share of Common Stock registered in his/her name on the books of the Corporation. The voting rights of the Preferred Stock, if any, shall be determined by the Board of Directors prior to issuance of the Preferred Stock.

VOTING ITEM 3: PROPOSED AMENDMENT TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

The proposal to increase the number of shares of common stock that FMC is authorized to issue from 50,000,000 to 100,000,000 is intended to provide continued availability to the Company of authorized shares that can be used for possible acquisitions, employee benefit programs, future financing, stock splits, stock dividends, and other corporate purposes that the Board determines would be in the best interests of the Company and its shareholders. FMC has recently announced its intention to acquire the outstanding shares of The Arlington Bank and Independent Alliance Banks, Inc. The consideration to be exchanged by the Company for these shares are shares of the Company's common stock. FMC will need to issue approximately 8,000,000 shares, in the aggregate, to the shareholders of the two banks to complete the acquisitions. While FMC currently has enough authorized shares to purchase the shares of these banks with common shares of the Company, issuance of Company shares to the shareholders of these banks will result in less than 1,000,000 shares remaining to be issued. As a result, if one or more acquisitive opportunities of the types described above should arise in the future that require that the Company immediately commit to issue a number of new common shares in excess of the number of shares that are then unissued and unreserved for other purposes, the Company may be required to forego considering such opportunities, depending upon the timeline and other conditions imposed by third parties for participation in such opportunities, and other factors that cannot be predicted at this time.

Shareholders have not been asked to approve an increase in authorized common shares since 1999, when they approved an increase from 20,000,000 to 50,000,000 authorized shares. In 1999, FMC had 10,086,642 common shares outstanding; now it has 41,248,140 common shares outstanding. In 1999, FMC’s assets for the just completed fiscal year totaled $1.2 billion and shareholders’ equity totaled $131.5 million; now FMC’s assets for the just completed fiscal year totaled $7.2 billion and shareholders’ equity totaled $901.7 million. These numbers demonstrate that the Company has been judicious in its use of authorized shares; and the previous increase in authorized shares has been instrumental in the growth that the Company has experienced. The requested increase to 100,000,000 authorized common shares is occasioned by the Company’s desire to continue this growth. Without such an increase, the Company may be faced with circumstances where it would be unable to take advantage of a favorable opportunity, e.g., a future acquisition paid for wholly or partly with FMC common stock, without the expense and delay of a special shareholder meeting.

The additional shares of common stock authorized under the proposed amendment would be part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding. If the proposed amendment is approved, no further action or authorization by the Company’s shareholders would be necessary prior to the issuance of additional shares of authorized common stock, except as may be required for a particular transaction or issuance by applicable law or by the rules of any stock exchange on which FMC’s securities may then be listed. The Company’s common stock is presently listed on NASDAQ.

Approval of the proposed amendment will not cause any change or dilution to the voting or economic interests of the Company's existing common shareholders, unless and until such time as any additional common shares in excess of the 50,000,000 common shares that are currently authorized for issuance are actually issued (or committed to be issued). The degree of any dilution in voting or economic interests that would occur following the issuance of additional shares would depend upon the number of common shares that are actually issued in the future and the terms of such issuance (including the amount of cash or the value of other consideration received by the Company in connection with such issuance), which number and terms cannot be determined at this time. Issuance of a large number of additional common shares could significantly dilute the voting power of our existing shareholders.

A possible disadvantage of authorizing additional shares of common stock might be that a shareholder’s equity interest in the Company could be reduced by the issuance of additional common shares. Shareholders have no preemptive rights or any other form of guaranty that they will have the opportunity to participate in any future stock issuance.

The amendment to Article V, Section 1, of FMC’s Articles of Incorporation to increase the authorized shares of the Company’s common stock from 50,000,000 to 100,000,000 shares will be adopted if it receives the affirmative vote of seventy-five percent (75%) of the Company’s outstanding common shares. As a result, abstentions and broker nonvotes will have the practical effect of a vote "AGAINST" the proposal.

If the amendment is approved by the shareholders, it will become effective upon the filing of an amendment to our Articles of Incorporation with the Secretary of State of the State of Indiana, which we expect to occur promptly following shareholder approval of the proposal. If the proposal is not approved by our shareholders, no amendment with respect to an increase in the number of authorized common shares will be filed with the Secretary of State and the proposal will be abandoned.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND FMC’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK WHICH THE COMPANY IS AUTHORIZED TO ISSUE FROM 50,000,000 SHARES TO 100,000,000 SHARES.

VOTING ITEM 4: PROPOSED AMENDMENT TO ELIMINATE THE FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A, AND THE SENIOR NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

Article V, Section 4, of the FMC Articles of Incorporation created and set forth the terms and provisions of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which was issued in February 2009 and purchased by the U. S. Department of the Treasury under the TARP Capital Purchase Program (“CPP”). Article V, Section 5, of the FMC Articles of Incorporation created and set forth the terms and provisions of the Senior Non-cumulative Perpetual Preferred Stock, Series B, which was issued in September 2011 and purchased by the U. S. Department of the Treasury under the Small Business Lending Fund (“SBLF”) program. The proceeds of the Company’s participation in the SBLF program, together with the proceeds of a private placement of FMC common stock, were used to redeem the preferred stock purchased by the U. S. Department of the Treasury in 2009 under the CPP, ending the Company’s participation in the CPP. In November 2013, the Company redeemed the last of the shares of preferred stock purchased by the U. S. Department of the Treasury under the SBLF program, ending the Company’s participation in the SBLF program. Neither Series of preferred stock, described in Article V, Sections 4 and 5 of the Articles of Incorporation, currently has any outstanding shares. None of the 500,000 authorized shares of preferred stock is currently outstanding.

The amendment to Article V of FMC’s Articles of Incorporation to eliminate Sections 4 and 5 will be adopted if it receives the affirmative vote of seventy-five percent (75%) of the Company's outstanding common shares. As a result, abstentions and broker nonvotes will have the practical effect of a vote "AGAINST" the proposal.

If the amendment is approved by the shareholders, it will become effective upon the filing of an amendment to our Articles of Incorporation with the Secretary of State of the State of Indiana, which we expect to occur promptly following shareholder approval of the proposal. If the proposal is not approved by our shareholders, no amendment with respect to eliminating the designation of separate series of preferred stock will be filed with the Secretary of State and the proposal will be abandoned.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND FMC’S ARTICLES OF INCORPORATION TO ELIMINATE THE FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A, AND THE SENIOR NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B, NEITHER OF WHICH SERIES CURRENTLY HAS ANY OUTSTANDING SHARES.

XI. INDEPENDENT AUDITOR

FEES FOR PROFESSIONAL SERVICES RENDERED BY BKD, LLP

The following table shows the aggregate fees billed by BKD, LLP for audit and other services rendered to FMC for 2015 and 2016.

	2016	2015
Audit Fees	$471,461	$431,000
Audit-Related Fees	145,753	93,132
Tax Fees	12,805	54,377
All Other Fees	0	0
Total Fees	$630,019	$578,509

The “Audit Fees” were for professional services rendered for the audits of FMC’s consolidated financial statements and internal control over financial reporting, reviews of condensed consolidated financial statements included in the Company’s Forms 10-Q, and agreed-upon procedures on the Company’s electronic submission of audited financial information to the U. S. Department of Housing and Urban Development (HUD) and selected compliance testing on the Company’s major HUD-assisted programs.

The “Audit-Related Fees” were for professional services rendered for audits of FMC’s benefit plans and audit services performed in connection with the Company’s acquisitions of Ameriana Bancorp, Inc. and C Financial Corporation in 2015.

The “Tax Fees” were for professional services rendered for preparation of tax returns for the Company and employee benefit plans, and for consultation on various tax matters.

All of the services related to the “Audit-Related Fees,” “Tax Fees” and “All Other Fees” for 2015 and 2016 were pre-approved by the Audit Committee in accordance with the Committee’s pre-approval policy described below.

The Audit Committee has considered whether the provision by BKD, LLP of the services covered by the fees other than the audit fees is compatible with maintaining BKD, LLP’s independence and believes that it is compatible.

THE AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established a pre-approval policy, under which the Committee is required to pre-approve all audit and nonaudit services performed by FMC’s independent auditor, in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Under this policy, pre-approval is provided for 12 months from the date of pre-approval unless the Committee specifically provides for a different period. The policy is detailed as to the particular services or category of services and fee levels that are pre-approved. Unless a service or type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Committee must also approve any proposed services exceeding the pre-approved fee levels. The independent auditor is required to provide detailed back-up documentation with respect to each proposed pre-approved service at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority has been delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

VOTING ITEM 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR FOR 2017

The Board, subject to ratification by the shareholders, has appointed BKD, LLP as FMC’s independent auditor for 2017. If the shareholders do not ratify the appointment of BKD, the Audit Committee and the Board will reconsider this appointment. Representatives of the firm are expected to be present at the annual shareholders’ meeting. They will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE FIRM BKD, LLP AS FMC’S INDEPENDENT AUDITOR FOR 2017.

XII. SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2018 Annual Meeting of the shareholders must be received by the Secretary of the Company at its principal office by November 24, 2017, for inclusion in FMC’s 2018 proxy statement and form of proxy relating to that meeting.

Shareholder proposals intended to be presented at the 2017 Annual Meeting that were not submitted for inclusion in this proxy statement are considered untimely unless they were received by the Secretary of the Company at its principal office by February 9, 2017. The Secretary did not receive any such shareholder proposals by that date.

The process by which a shareholder may suggest a candidate for consideration by the Nominating and Governance Committee as a director-nominee is set forth in Article IV, Section 9, of FMC’s Bylaws. See the description of the process on pages 14-15 under “Nominating and Governance Committee - Policy Regarding Consideration of Director Candidates Recommended by Shareholders.”

XIII. OTHER MATTERS

Shareholders who, according to FMC’s records, share an address may receive only one Notice Regarding the Availability of Proxy Materials on the Internet, one annual report to shareholders or one set of proxy materials, unless the shareholders have provided contrary instructions. Any shareholder who received only one Notice Regarding the Availability of Proxy Materials, one annual report to shareholders or one set of proxy materials, and who wishes to receive a separate Notice, a separate annual report to shareholders or a separate set of proxy materials, may write or call Morrow Sodali LLC, our proxy solicitation agent whose contact information is below. In addition, shareholders who share an address and who have received multiple Notices Regarding the Availability of Proxy Materials, multiple copies of the annual report to shareholders or multiple copies of proxy materials may write or call the Company’s Shareholder Services Department at First Merchants Corporation, P. O. Box 792, Muncie IN 47308-0792; (800) 262-4261, extension 21522, to request delivery of a single Notice or a single copy of these materials in the future.

FMC has retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies, for a fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses.

If you have any questions or need additional information or assistance voting your shares, please call our proxy solicitor:

Morrow Sodali LLC
470 West Avenue - 3rd Floor
Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Shareholders, please call toll free (877) 787-9239

The Board and management are not aware of any matters to be presented at the Annual Meeting of the shareholders other than: (1) the election of directors, (2) the advisory, nonbinding resolution to approve the compensation of FMC’s named executive officers, (3) the amendments to FMC’s Articles of Incorporation and (4) ratification of the appointment of the independent auditor. If any other matters properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are authorized to vote thereon at their discretion. The Secretary of the Company did not receive notice of any shareholder proposals by February 9, 2017, the date after which such proposals that were not submitted for inclusion in this proxy statement would be considered untimely.

By Order of the Board of Directors

Brian T. Hunt
Secretary

Muncie, Indiana
March 21, 2017

First Merchants Corporation

200 EAST JACKSON STREET
MUNCIE, IN 47305-2814

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E16617-P85115 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FIRST MERCHANTS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Gary J. Lehman
02) Jean L. Wojtowicz
03) Michael J. Fisher

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com.

E16618-P85115

FIRST MERCHANTS CORPORATION
THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
May 1, 2017

The shareholder(s) hereby appoint(s) Charles E. Schalliol and Terry L. Walker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of First Merchants Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:30 p.m., Eastern Daylight Time, on May 1, 2017, in the Community Room at First Merchants Corporation's Main office, 200 East Jackson Street, Muncie, Indiana 47305, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 1, 2017.

FIRST MERCHANTS CORPORATION

First Merchants Corporation

200 EAST JACKSON STREET
MUNCIE, IN 47305-2814

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 22, 2017
Date: May 1, 2017 **Time:** 3:30 p.m., EDT
Location: Community Room
First Merchants Corporation
200 East Jackson Street
Muncie, Indiana 47305

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

E16619-P85115

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT   SHAREHOLDER LETTER

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 17, 2017 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E16620-P85115

Voting Items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

   Nominees:

   01) Gary J. Lehman
   02) Jean L. Wojtowicz
   03) Michael J. Fisher

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:

2. Proposal to approve, on an advisory basis, the compensation of First Merchants Corporation's named executive officers.

E16621-P85115